   Filed Pursuant to Rule 424(b)(5)
Registration No. 333-200686

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 19, 2014)

TANDEM DIABETES CARE, INC.

4,630,000 Shares of Common Stock

Series A Warrants to Purchase 4,630,000 Shares of Common Stock

Series B Warrants to Purchase 4,630,000 Shares of Common Stock

We are offering 4,630,000 shares of our common stock, Series A warrants to purchase up to 4,630,000 shares of our common stock and Series B warrants to purchase up to 4,630,000 shares of our common stock. Each share of our common stock is being sold together with a Series A warrant and a Series B warrant each to purchase 4,630,000 shares of our common stock. The shares of our common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering. The shares of our common stock issuable from time to time upon exercise of the warrants are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

Kim D. Blickenstaff, our President and Chief Executive Officer, has indicated an interest in purchasing up to an aggregate of approximately $1,000,000 in shares of our common stock and warrants to purchase shares of our common stock in this offering at the public offering price. However, because an indication of interest is not a binding agreement or commitment to purchase, the underwriters could determine to sell more, less or no shares and warrants to Mr. Blickenstaff and he could determine to purchase more, less or no shares and warrants in this offering.

Our common stock is listed on The NASDAQ Global Market under the symbol "TNDM." On October 12, 2017, the last reported sale price of our common stock was $4.68 per share.

There is no established public trading market for the warrants and we do not expect a market to develop. Without an active trading market, we expect the liquidity of the warrants will be limited.

Investing in our common stock and warrants involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement, as well as page 28 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017.

________________

	Per Share, Series A Warrant and Series B Warrant	Total
Public offering price	$3.5000	$16,205,000
Underwriting discount(1)	$0.2275	$1,053,325
Proceeds, before expenses, to us	$3.2725	$15,151,675

(1)	See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and estimated offering expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares and related warrants will be ready for delivery on or about October 17, 2017.

Sole Book-Running Manager Oppenheimer & Co.
Co-Manager National Securities Corporation
The date of this prospectus supplement is October 13, 2017.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of a registration statement that was filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. In general, when we refer only to the prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under the heading “Where You Can Find More Information.” You are encouraged to carefully consider all of this information when deciding whether to invest in our common stock and warrants.

This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus, you should rely on information contained in this prospectus supplement, provided that if any statement in, or incorporated by reference into, one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein, or any free writing prospectuses we may provide to you in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with any different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. The information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein, and any free writing prospectuses we may provide to you in connection with this offering is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the shares of common stock and warrants to which it relates, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our industry and the markets in which we operate, including with respect to our market position and opportunity, and the competitive landscape in which we operate, is based on information from our management’s estimates, as well as from industry publications, surveys and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed.

This prospectus supplement and the accompanying prospectus, and any documents incorporated by reference herein or therein, include statements that are based on various assumptions and estimates that are subject to numerous known and unknown risks and uncertainties. Some of these risks and uncertainties are described under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement, and beginning on page 28 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which is incorporated by reference into the prospectus. These and other important factors could cause our future results to be materially different from the results expected as a result of, or implied by, these assumptions and estimates. You should read the information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, completely and with the understanding that future results may be materially different from and worse than what we expect. See the information included under the heading “Cautionary Note Regarding Forward-Looking Information” on page S-22 of this prospectus supplement.

The shares of our common stock issuable from time to time upon exercise of the warrants may only be offered and sold pursuant to the registration statement to which this prospectus supplement and the accompanying prospectus relates if not more than three years have elapsed since December 19, 2014, the initial effective date of the registration statement, subject to the extension of this period in compliance with applicable SEC rules. We expect to file a new registration statement to register the issuance of the shares of common stock upon exercise of the warrants following the completion of this offering and prior to the termination of the registration statement pursuant to which this offering is being registered.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary discusses the key aspects of the offering and highlights certain information appearing elsewhere in this prospectus supplement and the accompanying prospectus, and in the documents we incorporate by reference herein and therein. However, as this is a summary, it does not contain all of the information that you should consider before deciding to invest in our common stock and warrants. You are encouraged to carefully read the entire prospectus, including the information provided (i) under the heading “Risk Factors” in this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, or the Q2 Quarterly Report, as may be updated by other filings we make with the SEC after the date of this prospectus supplement, and (ii) under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our financial statements and the related notes, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Q2 Quarterly Report, and the other periodic report filings we make with the SEC after the date of this prospectus supplement.

Unless otherwise stated in this prospectus supplement and the accompanying prospectus (i) references to “Tandem,” “we,” “us,” or “our” refer to Tandem Diabetes Care, Inc., and (ii) all share amounts, exercise prices and other amounts set forth in this prospectus supplement have been adjusted to reflect the impact of the 1-for-10 reverse stock split of our common stock that became effective on October 9, 2017.

Our Company

We are a medical device company with an innovative approach to the design, development and commercialization of products for people with insulin-dependent diabetes. We believe that our competitive advantage is rooted in our unique consumer-focused approach and proprietary technology platform. This allows us to deliver innovative hardware and software solutions to meet the various needs and preferences of people with diabetes and their healthcare providers. We manufacture and sell insulin pump products in the United States that are designed to address large and differentiated segments of the insulin-dependent diabetes market. Our insulin pump products include:

•

the t:slim X2 Insulin Delivery System, or t:slim X2, our next-generation flagship product that is updatable and designed to display DexCom G5 continuous glucose monitoring, or CGM, sensor information directly on the pump Home Screen; and

•	the t:flex Insulin Delivery System, or t:flex, for people with greater insulin needs.

We have shipped more than 60,000 insulin pumps since our initial launch in August 2012, of which nearly 56,000 pumps have been shipped within the four years ended September 30, 2017. For the past three consecutive years, our company has been ranked #1 by insulin pump users in the United States for customer support in an independent survey by dQ&A, a leading diabetes research firm.

We have successfully launched five insulin pump products, beginning with the commercialization of our first pump, the t:slim Insulin Delivery System, or t:slim, in August 2012. During 2015, we commenced commercial sales of two additional insulin pumps: t:flex and the t:slim G4 Insulin Delivery System, or t:slim G4, the first continuous glucose monitoring, or CGM, enabled pump with touchscreen simplicity. In October 2016, we commenced commercial sales of t:slim X2 and discontinued new sales of t:slim. In August 2017, we commenced commercial sales of t:slim X2 with DexCom G5 Mobile CGM integration and discontinued new sales of t:slim G4.

Our insulin pumps are compatible with the Tandem Device Updater, a revolutionary new tool that allows pump users to update their pumps’ software quickly and easily from a personal computer. Remote updatability for insulin pump software is a unique feature not available in competitive pump offerings, meaning the Tandem Device Updater provides our customers access to new and enhanced features faster than the industry has been able to in the past. Its first cleared use by the U.S. Food and Drug Administration, or FDA, was to update t:slim Pumps purchased before April 2015 to the latest software. In August 2017, we received FDA approval to permit t:slim X2 customers to update their pumps’ software to allow integration with the DexCom G5 Mobile CGM system. We are currently offering this update to t:slim X2 customers free of charge and approximately one-third of the 12,000 customers that purchased a t:slim X2 prior to receiving FDA approval for G5 integration elected to update their pump. Of the t:slim X2 Pump users who have taken advantage of the software update, more than 85% indicated they were satisfied or extremely satisfied with the update process. In the future, the Tandem Device Updater has the potential to enable users to add other new features and functionality to their pumps, such as automated insulin delivery, or AID, algorithms, independent of the typical four-year insurance pump replacement cycle.

In September 2017, we commenced commercial sales of products using the t:lockTM Connector, or t:lock, which replaces the standard Luer-lok connector that historically joined an infusion set to our cartridge. t:lock incorporates a smaller inner cavity than the Luer-lok connector, which reduces the amount of insulin used in the process and reduces the time required to fill the infusion set tubing.

Our innovative approach to product design and development is consumer-focused and based on our extensive market research, as we believe the user is the primary decision maker when purchasing an insulin pump. Our market research consists of interviews, focus groups and online surveys to understand what people with diabetes, their caregivers and healthcare providers are seeking in order to improve diabetes therapy management. We also apply the science of human factors to our design and development process, which seeks to optimize our devices, allowing users to successfully operate our devices in their intended environment.

We developed our products to provide the specific features that people with insulin-dependent diabetes seek in a next-generation insulin pump. Our proprietary pumping technology allows us to design the slimmest and smallest durable insulin pumps on the market, without sacrificing insulin capacity. Our insulin pump platform features our patented Micro-Delivery technology, and a miniaturized pumping mechanism that draws insulin from a flexible bag within the pump’s cartridge, rather than relying on a syringe and plunger mechanism. It also features an easy-to-navigate software architecture, a vivid color touchscreen and t:slim X2 also features an advanced Bluetooth radio capable of communicating with multiple compatible devices, such as a CGM sensor, blood glucose meter or mobile device applications. Our insulin pump platform has a micro-USB connection that supports a rechargeable battery and software updates through the Tandem Device Updater, as well as uploads to t:connect Diabetes Management Application, or t:connect. t:connect is our custom cloud-based data management application that provides customers and healthcare providers a fast, easy and visual way to display therapy management data from the pump and supported blood glucose meters. In April 2017, we launched the t:connect® HCP Portal, which is designed to streamline healthcare providers’ use of the original t:connect Application and improve office efficiency.

We have rapidly increased sales since our commercial launch by expanding our sales, clinical and marketing infrastructure, by developing, commercializing and marketing multiple differentiated products that utilize our technology platform and consumer-focused approach, and by providing strong customer support. In our research, approximately 86% of healthcare providers surveyed believe that providing great customer support is the most important company attribute. We believe that by demonstrating our product benefits and the shortcomings of existing insulin therapies, more people will choose our insulin pumps for their therapy needs, allowing us to further penetrate and expand the market. We also believe we are well positioned to address consumers’ needs and preferences with our current products and products under development and by offering customers a pathway to our future innovations through the Tandem Device Updater as they are approved by the FDA.

In July 2017, we announced plans to begin commercialization of t:slim X2 outside the United States in select geographies during 2018. Unlike our approach domestically, we currently plan to partner with distributors who will carry out the selling efforts, as well as the service and support of customers in geographies outside the United States.

Products under Development

Our products under development support our strategy of focusing on both consumer and clinical needs. We intend to leverage our consumer-focused approach and proprietary technology platform to continue to develop products that have the features and functionality that will allow us to target people in different segments of the insulin-dependent diabetes market. Our current pump products under development include:

•

t:slim X2 with PLGS – Our first generation AID system is expected to include a predictive low glucose suspend, or PLGS, algorithm that utilizes DexCom G5 sensor values. During 2016, we completed a feasibility study of our PLGS algorithm. The data from this feasibility study was used in an IDE submission for a pivotal study, which was approved by the FDA in May 2017. We commenced a pivotal study for our t:slim X2 with PLGS in the third quarter of 2017 and anticipate that it will conclude by the end of 2017. Once reports from the clinical trial sites are finalized, we intend to use the results in a PMA submission with the FDA. Based on this timing, and subject to future FDA approval, our goal is to launch the product in the summer of 2018.

•

t:slim X2 with TypeZero – Our second generation AID system is expected to integrate the t:slim X2 pump with the treat-to-range technology that we licensed from TypeZero Technologies LLC, as well as DexCom’s G6 sensor. With TypeZero’s technology, our product is intended to both increase and decrease basal insulin based on a person’s predicted blood glucose levels, as well as deliver automated correction boluses. In November 2016, we announced that we are working with DexCom and TypeZero on the integration of our technologies into the National Institute of Health funded International Diabetes Closed Loop Trial, or IDCL Trial. We anticipate that a portion of the trial will utilize a t:slim X2 integrated with TypeZero’s inControl AID algorithms that is designed to automatically adjust a person’s insulin based on information from a DexCom G6 sensor. We intend to use the results from this portion of the trial in a PMA submission with the FDA. Subject to both the timely completion of a successful IDCL Trial and future FDA approval, our goal is to launch this product in the first half of 2019.

•

t:sport Insulin Delivery System – This product is expected to be half the size of t:slim and is being designed for people who seek even greater discretion and flexibility with the use of their insulin pump. The timing of the commercialization of this product will be based on our prioritization of resources and ongoing dialogue with the FDA.

•

Mobile application - We are currently developing a mobile application that is being designed to utilize the capability of the Bluetooth radio to wirelessly upload pump data to t:connect, receive notification of pump alerts and alarms, integrate other health-related information from third party sources, and support future pump-control capabilities for our products under development. We intend to launch the first generation of our mobile application in 2018, with a subset of these features.

Recent Developments

Commercial Launch of t:slim X2 with G5 Integration

In late August 2017, the FDA approved, and we commercially launched our t:slim X2 Insulin Pump with Dexcom G5 Mobile CGM integration. The t:slim X2 with G5 is our first sensor-augmented insulin pump approved to allow users to make treatment decisions without pricking their finger. The pump conveniently displays a user’s insulin delivery activity and Dexcom G5 Mobile CGM data together on one single device. The t:slim X2 with G5 has been approved for users ages six and older.

Commercial Launch of t:lock Connector

In September 2017, we commenced commercial sales of our insulin pump cartridges and infusion sets with our t:lock Connector. t:lock was designed to look and feel like the previous Luer-lok connector. However, t:lock incorporates a smaller inner cavity, which reduces the amount of insulin used in the process and reduces the time required to fill the infusion set tubing, improving efficiency and customer experience.

Animas will Discontinue the Manufacture and Sale of Insulin Pumps

On October 5, 2017, Johnson & Johnson announced that it intends to discontinue the operations of Animas Corporation and to exit the insulin pump business entirely, and that, in connection with these activities, it designated Medtronic as a preferred partner to facilitate the transition of Animas insulin pump customers. As part of this transition, Medtronic is offering a portion of Animas customers the option of acquiring a prior-generation Medtronic insulin pump at no charge. We now offer the only alternative durable insulin pump to Medtronic in the United States. While this announcement represents a significant change within our industry, and we have experienced a recent increase in inquiries from current Animas customers following the announcement, it is too early to know how it will ultimately influence our business or the competitive landscape in which we operate, although we expect the impact may be dependent on the following factors:

•

The offer to Animas customers for a free Medtronic pump is currently limited to customers with a warranty expiration date later than September 30, 2019, and the offer is not available until May 2018. It remains uncertain how many Animas customers will avail themselves of this offer.

•

While Medtronic will have direct access to all Animas customers during the transition period, as those customers' pumps come up for renewal and make new pump purchasing decisions, they may consider alternative pump options. According to recent surveys from dQ&A, when making renewal decisions, Animas customers have historically chosen their pump or a Tandem pump rather than a Medtronic offering. Recent surveys from dQ&A have also shown that only 5% of patients acquiring a Medtronic pump during the past six quarters were previous Animas customers, and 80% of new purchasers of Medtronic pumps were customers who upgraded from a current Medtronic pump rather than switching from an alternative brand. For these reasons, and based on our own customer data that shows a high number of customers switching to our products from an Animas pump, we believe our pumps are an attractive alternative to both Animas and Medtronic pumps.

•

We believe one of the product features that have made Animas pumps attractive to their customers is the integration of the Animas Vibe with Dexcom’s CGM technology. We now provide the only commercially available pump that is integrated with Dexcom’s technology.

Reverse Stock Split

At a special meeting of our stockholders, held on September 7, 2017, our stockholders approved an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our issued and outstanding shares of common stock at a ratio of not less than 1-for-8 and not greater than 1-for-12, with the exact ratio to be set within that range by our board of directors, without further approval or authorization of our stockholders. On October 4, 2017, our board of directors approved the reverse stock split at a ratio of 1-for-10, and on October 9, 2017, we filed an amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State to effect the reverse stock split.

Unless otherwise noted, all share amounts, exercise prices and other amounts set forth in this prospectus supplement have been adjusted to reflect the impact of the reverse stock split.

Preliminary Third Quarter Financial Results

Our financial statements for the fiscal quarter ended September 30, 2017, or the third quarter, are not yet complete. We expect to report information about our company for this fiscal quarter after the completion of this offering. Accordingly, we are presenting preliminary estimates of certain financial information related to our company, including our expected sales and cash, cash equivalents, short-term investments and restricted cash, that we expect to report for the three and nine months ended September 30, 2017.

In the third quarter, we shipped an aggregate of 3,868 pumps. For the third quarter, we estimate our sales will be approximately $26.5-$27.5 million, including approximately $3.5 million of sales previously deferred in prior periods and upgrade fees received as a result of our Technology Upgrade Program. The Technology Upgrade Program expired as of September 30, 2017 and more than 2,500 people participated in the Program since its inception in July 2016.

We believe our preliminary sales results for the third quarter were impacted by a number of factors, including:

•

Hurricanes Harvey and Irma adversely impacted the normal business activities of our sales force, distributors, healthcare providers and potential customers in Texas, Florida and other impacted regions. For instance, the daily inflow to the insurance verification and approval portion of our sales pipeline decreased in early September compared to August, which coincided with the hurricanes. We also experienced a measurable decrease in our sequential monthly pump shipments for the Gulf Coast region for the month of September as compared to the month of August, whereas for all other sales regions we saw either relatively stable volumes or increases in monthly pump shipments for the month of September as compared to the month of August. In addition, we have two independent distributors located within the affected areas that experienced operational disruptions during the periods around the time of the hurricanes.

•

We received FDA approval to market the t:slim X2 with G5 on August 25, 2017. Although we immediately began commercial efforts to market this product, we do not believe that third quarter pump sales benefitted significantly because of the timing of the approval within the quarter, and the number of days typically required to complete the insurance verification and approval phase of the sales process. However, we did see a meaningful increase in the daily inflow to our insurance verification and approval phase during the last two weeks of the third quarter.

•

We continue to be subject to negative perceptions regarding our financial stability relative to that of our competitors, including concerns among healthcare providers and potential customers regarding our ability to sustain our business operations on a long-term basis. In some cases, these perceptions and concerns have caused potential customers to delay the purchase of our products or purchase competitors' products and have negatively impacted the willingness of healthcare providers to recommend our products over those of our competitors.

•

Prior to announcing our plans to launch the t:lock Connector, only a small percentage of our customers and distributors purchased infusion sets from us as compared to purchases of our cartridges. Following our announcement, we have seen, and expect to continue to see, a substantial increase in the number of infusion sets sold both in absolute terms and relative to the number of cartridges sold. In particular, the ratio of our sales volume of infusion sets relative to sales volume of cartridges during the third quarter was approximately 66%, as compared to 61% during the second quarter of 2017 and 51% during the first quarter of 2017.

•	We will continue to incur an operating loss for the third quarter.

Our cash, cash equivalents and short-term investments as of September 30, 2017 was approximately $22.5 million, including a restricted cash balance of $10.0 million. We believe our cash utilization during the third quarter, and cash balance as of the end of the third quarter, were impacted by a number of factors, including:

•	Our pump shipments were more heavily weighted towards the end of the third quarter resulting in cash collections for a significant portion of the quarterly sales not being received during the quarter.
•	To support our launch of t:lock in September 2017, we invested, and following the launch we continue to invest, additional cash to build our infusion set inventory.
•

We paid the final portion of a previously approved cash bonus to certain employees, excluding our chief executive officer who declined to receive a bonus, in the aggregate amount of approximately $1.5 million.

•

We sold approximately 464,108 shares of our common stock pursuant to our previously announced up to $15 million “at-the-market” public offering of our common stock, or our ATM offering, which resulted in net proceeds of approximately $4.1 million to us. We have temporarily suspended sales under our ATM offering in contemplation of this offering.

The sales (including deferred sales) and cash, cash equivalents, short-term investments and restricted cash estimates presented above as well as our expectations regarding our operating loss are preliminary and subject to revision based upon the completion of our quarter-end financial closing process and the completion of our financial statements. The estimated amounts are not intended to convey final results for the third quarter. These preliminary estimates have been prepared by, and are the responsibility of, our management based upon the most current information available to them as of the date of this prospectus supplement. Such preliminary estimates have not been subject to any audit procedures, review procedures, or any other procedures by our independent registered public accounting firm. In addition, these estimates and expectations are subject to risks and uncertainties. See the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Information.” Accordingly, following the completion of our quarter-end financial closing process, we may report financial results that could differ from these estimates. Factors that could cause the preliminary financial data and estimates to differ include, but are not limited to: (i) additional adjustments in the calculation of, or application of accounting principles, for the financial results for the third quarter; and (ii) discovery of new information that affects accounting estimates and management’s judgment underlying these estimated results. The information presented herein should not be considered a substitute for the financial information to be filed with the SEC in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 once it becomes available. We have no intention or obligation to update the estimated financial results in this prospectus prior to filing our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Trends Impacting Fourth Quarter Financial Results

We expect our share of the United States insulin pump market will be approximately 11% at the end of 2017, based on 2015 estimates of the United States insulin pump market by Close Concerns, Inc., an independent consulting and publishing company that provides diabetes advisory services. Furthermore, we expect our financial results for the fiscal quarter ending December 31, 2017, or the fourth quarter, will be impacted by a number of factors, including the following:

•

Historically, we have experienced product shipments and sales being weighted heavily towards the second half of the year, with the highest percentage of product shipments and sales occurring in the fourth quarter of the year. For instance, excluding 2016 when we experienced an unusual sales pattern and implemented our Technology Upgrade Program, in a typical year, our sales for the fourth quarter have ranged from approximately 35% to 38% of the total sales for the full year. We expect seasonality will have a similar impact on our sales in 2017, excluding approximately $3.5 million of deferred sales and upgrade fees received associated with our Technology Upgrade Program that we expect to recognize in the third quarter.

•

We anticipate our fourth quarter sales will be positively impacted by the recent FDA approval and commercial launch of the t:slim X2 with G5. We also believe our sales will be positively impacted by additional pump sales from customer renewals, including the potential to attract Animas customers as their pumps come up for renewal. Finally, we expect to experience increased sales of infusion sets following the recent commercial launch of products that use the t:lock Connector.

•

Although “customer referrals” decreased during the periods around Hurricanes Harvey and Irma, these referrals have significantly increased in the past several weeks following the commercial launch of t:slim X2 with G5. “Customer referrals” is a metric our management uses to track our sales pipeline. A customer referral generally refers to a potential customer from which we have received an initial inquiry, verified the customer’s interest in a pump, and confirmed the customer’s eligibility to purchase a pump. Once a customer is designated as a referral, the customer moves into the insurance verification stage before a pump is shipped to the customer and the sale is completed. Based on the recent rate of referrals, and the historical fourth quarter conversion for completed sales from referrals, we expect sales in the fourth quarter to increase as compared to the third quarter and as compared to the fourth quarter of 2016.

Our performance in the fourth quarter may impact the trajectory of our results in future years. We believe our business can be profitable when we reach approximately 15% share of the United States insulin pump market. Our stated goal is to reach this level in 2019; however, our ability to achieve this goal is highly dependent on a number of variables, including our financial performance in the fourth quarter of this year and the continued adoption of our current products, and products in development. Certain statements above, including with respect to our expected financial results for the fourth quarter and the various trends that may impact those results, and timeline to reach profitability, are forward-looking statements that are subject to considerable risks and uncertainties. See the information included under the headings "Risk Factors" and “Cautionary Note Regarding Forward-Looking Information.”

Requirement to Raise Additional Capital

On the date our financial statements included in the Q2 Quarterly Report were issued, our management believed that we did not have sufficient cash to fund our operations for the next twelve months without additional financing, and therefore, we concluded there was substantial doubt about our ability to continue as a going concern within one year after the date those financial statements were issued. In addition, the audit report and opinion of our independent registered public accounting firm contained in our financial statements for the year ended December 31, 2016, includes an explanatory paragraph that describes conditions that raise substantial doubt about our ability to continue as a going concern. Furthermore, although our financial statements for the third quarter are not yet completed, we do not expect the funding received upon the completion of this offering to fully address the substantial doubt about our ability to continue as a going concern and we expect that our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 will contain a similar conclusion about there being substantial doubt about our ability to do so.

Under our Amended and Restated Term Loan Agreement with Capital Royalty Partners II L.P. and its affiliate funds, or Capital Royalty Partners, as amended, which we refer to as the Term Loan Agreement, we are required to complete one or more financings in which our aggregate gross proceeds from the sale of equity securities is at least $30.0 million, no later than January 15, 2018. In March 2017, we completed a public offering of our common stock and, during the third quarter, we sold additional shares of our common stock pursuant to our ATM offering, which collectively generated aggregate gross proceeds of $27.2 million. We are undertaking this offering for the purpose of satisfying the covenant, as well as to generate net proceeds for working capital and other general corporate purposes.

Regardless of the outcome of this offering, we expect we will be required to raise additional capital in order to continue as a going concern, meet our minimum liquidity requirements, and execute on our business strategy. We may seek additional capital from public or private offerings of our capital stock (including pursuant to our ATM offering), or we may elect to borrow additional amounts under new debt financing arrangements or from other sources. We expect our ability to raise additional financing may be negatively impacted by a number of factors, including our recent and projected financial results, recent changes in and volatility of our stock price, perceptions about and the dilutive impact of our recent financing transactions and this offering, concerns regarding our ability to maintain the continued listing of our common stock on the NASDAQ Global Market, or NASDAQ, our current level of indebtedness and debt service costs, our conclusion that there is substantial doubt about our ability to continue as a going concern and the competitive environment in our industry.

There can be no assurance that we will be able to raise additional capital on acceptable terms or at all, whether in this offering or otherwise. If we are not able to secure additional financing or generate sufficient revenues from the sale of our products, we may be forced to significantly alter our business strategy, substantially curtail or modify our current operations, or cease operations altogether.

Corporate Information

We were incorporated in Colorado in January 2006 and reincorporated in Delaware in January 2008. Our principal executive offices are located at 11045 Roselle Street, San Diego, California 92121. The telephone number of our principal executive office is (858) 366-6900. Our website is www.tandemdiabetes.com. The information contained on or accessed through our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus or in deciding whether to purchase our common stock and warrants. References in this prospectus to our website are to inactive textual references only.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until such time that we no longer qualify as an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (i) December 31, 2018, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (iii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

THE OFFERING

Issuer:	Tandem Diabetes Care, Inc.

Common Stock offered by us:	4,630,000 shares of common stock
Warrants offered by us:

Series A warrants to purchase up to 4,630,000 shares of common stock and Series B warrants to purchase up to 4,630,000 shares of common stock

Each share of our common stock is being sold together with a Series A warrant to purchase 4,630,000 shares of our common stock and a Series B warrant to purchase 4,630,000 shares of our common stock. The shares of our common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Each Series A warrant will have an exercise price of $3.50 per share, will be exercisable during the period commencing from the date of their issuance and will expire five years from the date of issuance.

Each Series B warrant will have an exercise price of $3.50 per share, will be exercisable during the period commencing from the date of their issuance and will expire six months from the date of issuance.

This prospectus also includes the offering of the shares of common stock issuable upon exercise of the Series A warrants and the Series B warrants.

Common Stock to be outstanding immediately after this offering:	10,117,029 shares
Use of proceeds:	We intend to use the net proceeds from this offering for working capital and other general corporate purposes. See the information included under the heading “Use of Proceeds.”
Risk factors:

Investing in our common stock and warrants involves a high degree of risk. See the information included under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and beginning on page 28 of the Q2 Quarterly Report, which is incorporated by reference in this prospectus, for a discussion of factors that you should carefully consider before deciding to invest in our common stock and warrants.

NASDAQ Global Market Symbol:

Our common stock is listed for trading on the NASDAQ Global Market under the symbol “TNDM”.

There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, we expect the liquidity of the warrants will be limited.

Kim D. Blickenstaff, our President and Chief Executive Officer, has indicated an interest in purchasing up to an aggregate of approximately $1,000,000 in shares of our common stock and warrants to purchase shares of our common stock in this offering at the public offering price. However, because an indication of interest is not a binding agreement or commitment to purchase, the underwriters could determine to sell more, less or no shares and warrants to Mr. Blickenstaff and he could determine to purchase more, less or no shares and warrants in this offering.

The number of shares of our common stock to be outstanding immediately after this offering is based on 5,487,029 shares of our common stock outstanding as of September 30, 2017 and excludes:

•	9,260,000 shares of common stock issuable upon exercise of the warrants issued in connection with this offering;

•

193,788 shares of common stock issuable upon exercise of warrants issued to Capital Royalty Partners II, L.P. and its affiliate funds, or collectively, Capital Royalty Partners, on March 7, 2017 at an exercise price of $23.50 per share, or the Capital Royalty Partners warrants;

•

98,965 shares of common stock issuable upon exercise of previously issued warrants, excluding the Capital Royalty Partners warrants, as of September 30, 2017, at a weighted average exercise price of $73.73 per share;

•

151,078 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock under our 2006 Stock Incentive Plan, or the 2006 Plan, as of September 30, 2017 at a weighted average exercise price of $24.32 per share (of which options to acquire 151,078 shares of common stock are vested as of September 30, 2017); and

•

781,755 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock under our 2013 Stock Incentive Plan, or the 2013 Plan, as of September 30, 2017, at a weighted average exercise price of $75.64 per share (of which options to acquire 313,397 shares of common stock are vested as of September 30, 2017) and 38,656 shares that are reserved for future issuance under the 2013 Plan as of September 30, 2017.

Unless otherwise indicated, this prospectus supplement reflects and assumes the following:

•	the effectiveness of a 1-for-10 reverse stock split of our issued and outstanding shares of common stock that was made effective as of October 9, 2017; and

•	no exercise of the outstanding warrants and options described above and no exercise of the warrants to be issued in connection with this offering.

RISK FACTORS

Investing in our common stock and warrants involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, together with all of the other information included in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, including the risks described under the heading “Risk Factors” beginning on page 28 of the Q2 Quarterly Report, as may be updated by other filings we make with the SEC after the date of this prospectus supplement.

If any of the risks described below, or incorporated by reference into this prospectus, actually occur, our business, financial condition, results of operations and prospects could suffer. In that case, the trading price of our common stock, or the value of our warrants, may decline and you may lose all or part of your investment. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition results of operations and prospects. Certain statements below are forward-looking statements. See the information included under the heading “Cautionary Note Regarding Forward-Looking Information.”

Risks Relating to our Business and our Industry

We have a limited operating history upon which to evaluate our business and forecast our future sales and operating results and may face difficulties frequently encountered by companies early in their commercialization in competitive and rapidly-evolving markets.

We commenced operations in 2006, and began commercial sales of t:slim in the third quarter of 2012, of t:flex in the second quarter of 2015 and of t:slim G4 in the third quarter of 2015. Accordingly, we have a limited operating history upon which to evaluate our business and forecast our future sales and operating results. More recently, our commercial launches of t:slim X2 with G5 and t:lock, the FDA approval and launch of new products by one of our competitors, and the announcement by Johnson & Johnson that it is discontinuing the operations of Animas Corporation and exiting the insulin pump business combine to make it more difficult for us to predict our future sales and operating results. In assessing our business prospects, you should consider the various risks and difficulties frequently encountered by companies early in their commercialization history in competitive and rapidly evolving markets, particularly those facing emerging growth companies that manufacture and sell medical devices.

These risks include our ability to:

•	implement and execute our business strategy;
•	manage and improve the productivity of our sales, clinical and marketing infrastructure to grow sales of our existing and proposed products;
•	increase awareness of our brand and build loyalty among people with insulin-dependent diabetes, their caregivers and healthcare providers;
•	expand our commercial operations, including complying with a broad range of legal requirements within a highly regulated industry;
•

expand our manufacturing capabilities, including obtaining and maintaining regulatory approvals to operate our facilities, increasing production of products efficiently while maintaining quality standards, and adapting our manufacturing facilities to the production of new products;

•	respond effectively to competitive pressures and developments;
•	enhance our existing products and develop proposed products;
•	obtain and maintain regulatory clearance or approval to enhance our existing products and commercialize proposed products;
•	perform clinical trials with respect to our existing products and proposed products; and
•	attract, retain and motivate qualified personnel in various areas of our business.

Due to our limited operating history, we may not have the institutional knowledge or experience to be able to effectively address these and other risks that may face our business. In addition, we may not be able to develop insights into trends that could emerge and negatively affect our business and may fail to respond effectively to those trends. As a result of these or other risks, we may not be able to execute key components of our business strategy, and our business, financial condition and operating results may suffer.

We operate in a very competitive industry and if we fail to compete successfully against our existing or potential competitors, many of whom have greater resources than us, our sales and operating results may be negatively affected.

The medical device industry is intensely competitive, subject to rapid change and highly sensitive to the introduction of new products, treatment techniques or technologies, or other activities of industry participants. We believe our products compete, and will continue to compete, directly with a number of traditional insulin pumps as well as other methods for the treatment of diabetes, including multiple daily injection, or MDI, therapy.

Our primary competitors are major medical device companies that are either publicly traded companies or divisions or subsidiaries of publicly traded companies. For instance, Medtronic MiniMed, a division of Medtronic, Inc., has been the market leader for many years and has the majority share of the traditional insulin pump market in the United States. However, the market for insulin pumps continues to experience significant changes. For instance, in 2016, Roche Diabetes Care, a division of F. Hoffman-La Roche, discontinued sales of new insulin pumps in the United States. On October 5, 2017, Johnson & Johnson announced that it is planning to discontinue the operations of Animas Corporation and to exit the insulin pump business entirely. Both Roche and Animas designated Medtronic as a preferred partner to facilitate the transition of their respective insulin pump customers. While these industry changes are significant, it is too early to know how it will influence our business or the competitive landscape in which we operate.

Our key competitors, most notably Medtronic, enjoy several competitive advantages over us, including:

•	greater financial and human resources for sales and marketing, product development, customer service and clinical resources;

•	greater financial resources to respond to competitive pressures and regulatory uncertainty;

•	established relationships with healthcare providers, third-party payors and regulatory agencies;

•	established reputation and name recognition among healthcare providers and other key opinion leaders in the diabetes industry;

•	greater market share and established base of customers;

•	products supported by long-term clinical data;

•	larger and more established distribution networks;

•	greater ability to cross-sell products or provide incentives to healthcare providers to use their products; and

•	more experience in conducting research and development, manufacturing, clinical trials, and obtaining regulatory approval or clearance.

In some instances, our competitors offer products that include features that we do not currently offer. For instance, Medtronic offers a traditional insulin pump that is integrated with a CGM system with a threshold suspend feature. In addition, Medtronic recently commenced the commercialization of a new insulin pump product with additional automated insulin delivery functionality and a new CGM system. Similarly, Insulet offers an insulin pump with a tubeless delivery system that does not utilize an infusion set. These specific features may make the competitive products more desirable to customers and healthcare providers, which could negatively impact sales of our products.

In addition, the competitive environment in which we operate may result in competitive pressures on our manufacturers, suppliers, distributors, collaboration partners and other business constituents. For example, we have entered into development agreements with DexCom which provide us non-exclusive licenses to integrate various generations of DexCom CGM technology with our insulin pump products. Abbott Laboratories recently announced FDA approval of a new blood glucose monitoring system, which is expected to compete with the DexCom technology. Competitive pressures within our industry have impacted and may continue to impact our business partners, which could negatively impact our relationship with these partners, impact their ability to fulfil their obligations to us, and result in harm to our financial condition and operating results.

For these and other reasons, we may not be able to compete successfully against our current or potential future competitors. As a result, our product sales may be negatively affected, which could have an adverse impact on our financial condition and operating results.

Manufacturing risks may adversely affect our ability to manufacture products, which could negatively impact our sales and operating margins.

Our business strategy depends on our ability to manufacture our current and proposed products in sufficient quantities and on a timely basis so as to meet consumer demand while adhering to product quality standards, complying with regulatory requirements and managing manufacturing costs. We are subject to numerous risks relating to our manufacturing capabilities, including:

•	quality or reliability defects in product components that we source from third-party suppliers;
•	our inability to secure product components in a timely manner, in sufficient quantities and on commercially reasonable terms;
•	difficulty identifying and qualifying alternative suppliers for components in a timely manner;
•	the challenge of implementing and maintaining acceptable quality systems while experiencing rapid growth;
•	our failure to increase production of products to meet demand;
•

our inability to modify production lines and expand manufacturing facilities to enable us to efficiently produce future products or implement changes in current products in response to consumer demand or regulatory requirements;

•	our inability to manufacture multiple products simultaneously while utilizing common manufacturing equipment; and
•	potential damage to or destruction of our manufacturing equipment or manufacturing facility.

These risks are likely to be exacerbated by our limited experience with our current products and manufacturing processes.

As demand for our products increases, and as the number of our commercial products expands, we will have to invest additional resources to purchase components, hire and train employees, and enhance our manufacturing processes and quality systems. Over the past year we have implemented several new pieces of equipment that are intended to improve our manufacturing capacity and efficiency and we expect to implement additional equipment and procedures over the next 12-18 months. However, it is possible that we may not achieve the anticipated improvements from these investments.

In addition, during 2016 we entered into a new lease agreement for an additional facility to consolidate substantially all of our manufacturing, warehousing and other operational needs, and the transition of these operations to a new facility is subject to additional risk and uncertainty, and may expose us to duplicative or incremental costs. While we have obtained the regulatory approvals necessary to commence manufacturing and shipping certain products from the new facility, we have not obtained approval to manufacture all of our products at this facility and the timing associated with obtaining the additional approvals is uncertain. Furthermore, although we expect some of our products under development to share product features and components with our current products, manufacturing of these products may require the modification of our production lines, the hiring of specialized employees, the identification of new suppliers for specific components, the implementation of additional equipment and procedures, or the development of new manufacturing technologies. Ultimately, it may not be possible for us to manufacture these products at a cost or in quantities sufficient to make these products commercially viable.

If we fail to increase our production capacity to meet consumer demand while also maintaining product quality standards, obtaining and maintaining regulatory approvals, and efficiently managing costs, our sales and operating margins could be negatively impacted, which would have an adverse impact on our financial condition and operating results.

If we cannot manufacture and sell our new infusion set connector when anticipated, or if it does not achieve market acceptance, we may not achieve our financial projections.

In September 2017, we began commercial sales of products with our t:lock Connector, which replaces the standard Luer-lok connector that historically joined an infusion set to our proprietary disposable insulin cartridges. Concurrently, we began selling infusion sets that are compatible with t:lock. Our anticipated 2017 sales assume that our current and future customers will begin using our new cartridges and infusion sets with t:lock in significant quantities by the end of 2017. Furthermore, our supplier of infusion sets must manufacture a variety of lengths and styles of infusion sets with t:lock that matches our cartridges. Failure to do so, or to do so at the necessary production volumes, may result in our inability to convert customers to t:lock when anticipated or at all, which would negatively impact our sales and operating margins.

In addition, our independent distributors will need to agree to purchase the compatible infusion sets from us to provide to their customers. We anticipate the transition period for our direct customers and distributors to utilize their inventory on hand before transitioning to t:lock will be 90 to 120 days following its initial launch. During this period we anticipate offering both styles of cartridges and infusion sets to facilitate the transition of customer supplies. However, due to the variability in purchasing patterns, standard Luer-lok inventory may not be consumed at the predicted rates and we may be required to offer both styles of insulin cartridges and infusion sets for a longer period than anticipated or we may be left with excess quantities of Luer-lok style insulin cartridges that we cannot sell at standard prices or at all.

While t:lock was designed based on customer feedback, and all standard Luer-lok infusion sets that we currently offer will initially be made available with t:lock, it is possible that t:lock may not gain market acceptance by current or potential customers, their caregivers, or healthcare providers. Any negative market response to t:lock may impact a current customer’s decision to purchase a new pump from us at the time of renewal. In addition, potential customers may decide not to purchase our insulin pumps if they do not prefer t:lock or t:lock compatible infusion sets, which may impede our ability to achieve our financial projections.

We currently operate primarily at two locations in San Diego, California, and any disruption at these locations could adversely affect our business and operating results.

Substantially all of our operations are either conducted, or expected to be conducted, at two locations in San Diego, California, including our manufacturing processes, research and development activities, customer and technical support, and management and administrative functions. In addition, substantially all of our inventory of component supplies and finished goods are held at these locations. We take precautions to safeguard our facilities, including acquiring insurance, employing back-up generators, adopting health and safety protocols and utilizing off-site storage of computer data. However, vandalism, terrorism or a natural or other disaster, such as an earthquake, fire or flood, could damage or destroy our manufacturing equipment or our inventory of component supplies and finished goods, cause substantial delays in our operations, result in the loss of key information, result in reduced sales, and cause us to incur additional expenses. Our insurance may not cover our losses in any particular case. Regardless of the level of insurance coverage, damage to our facilities may have a material adverse effect on our business, financial condition and operating results.

The transition of our manufacturing operations to our new facility may result in further delays or expenses, which may increase our manufacturing and operating costs and require us to spend additional capital.

We currently manufacture all of our insulin pump products and a significant portion of our cartridges at our headquarters in San Diego, California, but are in the process of transitioning all of our manufacturing operations to a nearby facility that will allow for future capacity expansion. The transition to the new manufacturing facility commenced during the second quarter of 2017 and we expect to complete the transition by the end of 2017. During the transition period we expect to experience some temporary duplication of operations to support ongoing product manufacturing, which will result in duplicative and incremental costs. In addition, while we have obtained certain governmental approvals necessary to commence manufacturing and shipping certain products from the new facility, we have not obtained approval to manufacture all of our products at this facility and the timing associated with obtaining the additional approvals is uncertain. We may continue to face significant challenges as we manage our proposed facility transition, such as additional delays or expenses, and we may be required to make additional capital expenditures relating to the new facility. We also may experience unanticipated inefficiencies as we commence manufacturing operations at the new facility, particularly during the transition period. If we fail to achieve the operating efficiencies that we anticipate from the new facility, or if we incur substantial incremental costs during the transition, our manufacturing and operating costs may be greater than we anticipate.

In September 2017, following an inspection relating to our new manufacturing facility, the FDA issued a Form 483, List of Inspectional Observations, containing two observations. Following our receipt of the Form 483, we began implementing corrective and preventive actions to fully address the FDA observations, and we intend to provide written responses to the FDA detailing these corrective and preventive actions. While we believe we will resolve this matter with the FDA without significant delay or expense, the outcome of this matter is presently uncertain. We cannot provide assurance that the FDA will conclude that our corrective and preventive actions are adequate to address the observations. If the FDA is not satisfied, it may issue a warning letter to us or may take other actions, any of which could have a material adverse effect on our business.

We expect that the management and support of our transition to the new facility will place significant burdens on our management team, particularly in areas relating to operations, quality, regulatory, facilities and information technology. If we experience unanticipated employee turnover in any of these areas, we may not be able to effectively manage the completion of construction of the new facility or our transition and commencement of manufacturing operations when planned and we may not achieve the operating efficiencies that we anticipate from the new facility.

We operate our business in regions subject to natural disasters and other catastrophic events, and any disruption to our business resulting from natural disasters will adversely affect our revenue and results of operations.

We operate our business in regions subject to natural disasters, including earthquakes, hurricanes, floods, fires and other catastrophic events. Any natural disaster could adversely affect our ability to conduct business and provide products and services to our customers, and the insurance we maintain may not be adequate to cover our losses resulting from any business interruption resulting from a natural disaster or other catastrophic events.

Recently, Hurricane Irma and Hurricane Harvey adversely impacted our business operations in Texas, Florida and other nearby regions. These hurricanes directly and significantly affected our sales force, healthcare providers and potential customers, as well as distribution centers operated by certain of our independent distributors. Although our business operations have generally resumed in these areas, we are currently assessing the impact these hurricanes had and will continue to have on our customers, the demand for our products in the affected areas, the effectiveness of our sales force, and the ability of our distributors to meet their obligations to us. We expect it will be several weeks before we are able to fully assess the extent of the impact and the implications to our business, although we believe the hurricanes may have had an adverse impact on our results of operations for the fiscal quarter ended September 30, 2017.

These and any future disruptions to our operations could have a material adverse impact on our financial condition and results of operations in future periods.

We will need to raise additional funds in the future. If these funds are not available to us, we will not have sufficient cash to fund our operations for the next twelve months.

At June 30, 2017, our management believed that we did not have sufficient cash to fund our operations for the next twelve months without additional financing and therefore, we concluded there was substantial doubt about our ability to continue as a going concern within one year after the date the financial statements were issued. Moreover, the continued growth of our business, including the expansion of our customer care infrastructure to support our growing base of customers, additional research and development activities, and the transition to our new manufacturing facility, will continue to increase our expenses and capital needs. In addition, the amount of our future product sales is difficult to predict and actual sales may not be in line with our forecasts. Our future capital requirements will depend on many factors, including:

•	the revenue generated by sales of our insulin pump products, infusion sets and insulin cartridges, and any other future products that we may develop and commercialize;
•	the gross profits and gross margin we realize from the sales we generate;
•	the costs associated with maintaining an appropriate sales, clinical and marketing infrastructure;
•	the expenses we incur in maintaining and expanding our manufacturing infrastructure, including opening our new manufacturing location and adding additional manufacturing equipment and capacity;
•	the cost associated with developing and commercializing our proposed products or technologies;
•	the costs associated with maintaining and expanding our customer care infrastructure;
•	the cost of obtaining and maintaining regulatory clearance or approval for our products and our manufacturing facilities;

•	the cost of ongoing compliance with legal and regulatory requirements;
•	expenses we incur in connection with potential litigation or governmental investigations;
•	our compliance with the covenants in our Amended and Restated Term Loan Agreement with Capital Royalty Partners, which we refer to as the Term Loan Agreement;
•	anticipated or unanticipated capital expenditures; and
•	unanticipated general and administrative expenses.

We may in the future seek additional capital from public or private offerings of our capital stock or we may elect to borrow additional amounts under new credit lines or from other sources. For example, we previously announced an up to $15 million “at-the-market” public offering of shares of our common stock, which we have temporarily suspended in contemplation of this offering. Prior to this offering, we had sold approximately $4.3 million of shares of common stock pursuant to our ATM offering and, accordingly, we may sell up to an additional of approximately $10.7 million shares of common stock in our ATM offering, subject to the terms of our lock-up agreement with the underwriters. If we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, we may incur significant financing costs, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaborations, licensing, joint ventures, strategic alliances, partnership arrangements or other similar arrangements, it may be necessary to relinquish valuable rights to our potential future products or proprietary technologies, or grant licenses on terms that are not favorable to us.

If we are unable to raise additional capital, we may not be able to maintain our existing sales, marketing, clinical and customer care infrastructure, enhance our current products or develop new products, take advantage of future opportunities, respond to competitive pressures, changes in supplier relationships, or unanticipated changes in customer demand, or satisfy covenants in our existing indebtedness. Any of these events could adversely affect our ability to achieve our strategic objectives, which could have a material adverse effect on our business, financial condition and operating results.

The Term Loan Agreement contains restrictive and financial covenants that may limit our operating flexibility, and our potential inability to comply with such covenants puts us at risk of triggering an event of default under the Term Loan Agreement.

The Term Loan Agreement contains certain restrictive covenants that limit our ability to incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, make certain investments, pay dividends, transfer or dispose of assets, amend certain material agreements or enter into various specified transactions. We may not be able to engage in any of the foregoing transactions unless we obtain the consent of Capital Royalty Partners or terminate the Term Loan Agreement.

The Term Loan Agreement also contains certain financial covenants, including minimum revenue and cash balance requirements, and financial reporting requirements. There is no guarantee that we will be able to generate sufficient cash flow or sales to meet the financial covenants or pay the principal and interest under the Term Loan Agreement. Further, there is no guarantee that future working capital, borrowings or equity financing will be available to repay or refinance the amounts outstanding under the Term Loan Agreement.

The terms of the Term Loan Agreement also require that we deliver audited financial statements that include an unqualified audit report to Capital Royalty Partners. The audit report and opinion of our independent registered public accounting firm contained in our financial statements for the year ended December 31, 2016 includes an explanatory paragraph that describes conditions that raise substantial doubt about our ability to continue as a going concern. This explanatory paragraph in our auditor’s report constitutes a potential event of default under the Term Loan Agreement. As a result, in March 2017, we entered into Waiver and Amendment No. 4 to Term Loan Agreement, or the Fourth Amendment, which includes a limited waiver of a potential event of default that could have resulted from the inclusion of the explanatory paragraph in our auditor’s report. The Fourth Amendment also imposes additional restrictive and financial covenants on us, which may increase our risk of triggering defaults under the Term Loan Agreement.

In the event of a future default triggered by any violations of the covenants in the Term Loan Agreement, we will need to obtain additional waivers from Capital Royalty Partners to avoid being in default. For example, if the audit report and opinion of our independent registered public accounting firm contained in our financial statements for the year ending December 31, 2017 includes an explanatory paragraph that describes conditions that raise substantial doubt about our ability to continue as a going concern, it could constitute a potential event of default under the Term Loan Agreement for which we are required to seek a waiver. See “Prospectus Supplement Summary—Requirement to Raise Additional Capital” for further discussion about our ability to continue as a going concern. If we are unable to obtain a waiver of any events of default, or an amendment to the Term Loan Agreement that would allow us to be in compliance with the terms of the agreement, an event of default would result.

In the event of our default under of the Term Loan Agreement, we may be required to repay any outstanding amounts earlier than anticipated and our capital resources may not be sufficient to meet those obligations. Further, if we are unable to repay our indebtedness and Capital Royalty Partners institutes foreclosure proceedings against our assets, we could be forced into bankruptcy or liquidation, and in such a scenario, the values that we receive for our assets could be significantly lower than the values reflected in our financial statements.

Our products and operations are subject to extensive governmental regulation, and failure to comply with applicable requirements could cause our business to suffer.

The medical device industry is regulated extensively by governmental authorities, principally the FDA and corresponding state regulatory agencies. The regulations are very complex and are subject to rapid change and varying interpretations. Regulatory restrictions or changes could limit our ability to carry on or expand our operations or result in higher than anticipated costs or lower than anticipated sales. The FDA and other U.S. governmental agencies regulate numerous elements of our business, including:

•	product design and development;
•	pre-clinical and clinical testing and trials;
•	product safety;
•	establishment registration and product listing;
•	labeling and storage;
•	marketing, manufacturing, sales and distribution;
•	pre-market clearance or approval;
•	servicing and post-market surveillance;
•	advertising and promotion; and
•	recalls and field safety corrective actions.

Before we can market or sell a new regulated product or a significant modification to an existing product in the United States, we must obtain either clearance under Section 510(k) of the FDCA or approval of a Premarket Approval, or PMA, application from the FDA, unless an exemption from pre-market review applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device based on extensive data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. We received approval of our PMA for t:slim G4 in September 2015 and of our PMA supplement for t:slim X2 with G5 in August 2017. Products that are approved through a PMA application generally need FDA approval before they can be modified. Similarly, some modifications made to products cleared through a 510(k) may require a new 510(k). The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time-consuming, and we may not be able to obtain these clearances or approvals on a timely basis or at all for our proposed products.

We initially received pre-market clearance for t:slim under Section 510(k) of the FDCA in November 2011. We obtained 510(k) clearances for t:connect and t:flex in February 2013 and January 2015, respectively. From time to time, we may make modifications to these products that may require a new 510(k). We have received 510(k) clearance for various modifications to t:slim and its associated cartridge. For instance, in July 2016, we received 510(k) clearance to reduce the age in our indications for use of t:slim to age six. We may pursue 510(k) clearance for additional products or product modifications in the future. If the FDA requires us to go through a more rigorous examination for future products or modifications to existing products than we had expected, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline or to not increase in line with our forecasts. We anticipate that our products currently under development will require the more costly, lengthy and uncertain PMA approval process.

The FDA can delay, limit or deny clearance or approval of one of our devices for many reasons, including:

•	our inability to demonstrate that our products are safe and effective for their intended users;
•	the data from our clinical trials may be insufficient to support clearance or approval; and

•	failure of the manufacturing process or facilities we use to meet applicable requirements.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently cleared or approved products on a timely basis.

Any delay in, or failure to receive or maintain, clearance or approval for our products under development could prevent us from generating revenue from these products or achieving profitability. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some customers from using our products and adversely affect our reputation and the perceived safety and efficacy of our products.

Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as fines, civil penalties, injunctions, warning letters, recalls of products, delays in the introduction of products into the market, refusal of the FDA or other regulators to grant future clearances or approvals, delays by the FDA or other regulators in granting clearances or approvals, and the suspension or withdrawal of existing approvals by the FDA or other regulators. Any of these sanctions could result in higher than anticipated costs, lower than anticipated sales, and diversion of management time and resources, any of which could have a material adverse effect on our reputation, business, financial condition and operating results.

Further, we are evaluating international expansion opportunities for a potential launch in 2018. If we expand our operations outside of the United States, we will become subject to various additional regulatory and legal requirements under the applicable laws and regulations of the international markets we enter. These additional regulatory requirements may involve significant costs and expenditures and, if we are not able to comply with any such requirements, our international expansion and business could be significantly harmed.

A recall of our products, or the discovery of serious safety issues with our products, could have a significant negative impact on us.

The FDA has the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health. The FDA has broad discretion to require the recall of a product and may do so even in circumstances where we do not believe our product poses an unacceptable risk to health. In addition, manufacturers may, under their own initiative, recall a product if any material deficiency in a product is found. A government-mandated or voluntary recall by us, one of our distributors or any of our other third-party suppliers could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any products that we distribute would divert managerial and financial resources, and have an adverse effect on our reputation, financial condition and operating results.

Further, under the FDA’s Medical Device Reporting, or MDR, regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Repeated product malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources, impair our ability to manufacture our products in a cost-effective and timely manner and have an adverse effect on our reputation, financial condition and operating results.

Any adverse event involving any products that we distribute could result in future voluntary corrective actions, such as recalls or customer notifications, or regulatory agency action, which could include inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

We depend upon key employees in a competitive market, and if we are unable to provide meaningful equity incentives to retain key personnel, it could adversely affect our ability to execute our business strategy.

We are highly dependent upon the members of our executive management team, as well as other key employees. Many of these individuals have been employed by us for many years, have played integral roles in the growth of our business, and will continue to provide value to us. In our industry, it is common to attract and retain executive talent and other employees with compensation packages that include a significant equity component. At this time, our outstanding equity awards, which generally are issued in the form of stock options, are significantly devalued or out of the money and less likely to be exercisable in the future. We plan to issue additional equity incentives that we believe will enhance our ability to retain our current key employees and attract the necessary additional executive talent, which may include the repricing of stock options. However, even if we issue significant additional equity incentives, there can be no assurance that we will be able to attract and retain key executive talent. A loss of any of our key personnel, or our inability to hire new personnel, may have a material adverse effect on our ability to execute our business strategy.

Risks Related to our Common Stock, our Warrants and this Offering

The price of our common stock might fluctuate significantly.

Our common stock is listed for trading on the NASDAQ Global Market under the symbol “TNDM.” Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

•	actual or anticipated fluctuations in our quarterly financial and operating results;
•	our actual or perceived need for additional capital to fund our operations and the potential associated dilution, including as a result of the issuance of warrants in this offering;
•	perceptions about our financial stability generally, and relative to our competitors, and our ability to sustain our business operations long term;
•	the reaction of investors to our conclusion that if we do not successfully raise additional capital there is substantial doubt about our ability to continue as a going concern;
•	overall performance of the equity markets;
•	perceptions about the market acceptance of our products and the recognition of our brand;
•

introduction of proposed products or technologies, or announcements of significant contracts, acquisitions or divestitures by us or our competitors, including the announcement that Johnson & Johnson intends to exit the insulin pump business;

•	the effectiveness of the reverse stock split of our issued and outstanding shares of common stock;
•	legislative, political or regulatory developments;
•	issuance of securities analysts’ reports or recommendations;
•	additions or departures of key personnel;
•	threatened or actual litigation and government investigations;
•	sale of shares of our common stock by us or members of our management; and
•	general economic conditions.

These and other factors might cause the market price of our common stock to fluctuate substantially, which may negatively affect the liquidity of our common stock. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce the market price of our common stock and the value of the warrants.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition.

Future sales, or the perception of future sales, of shares of our common stock could materially reduce the market price of our common stock.

Sales of our common stock, or the perception in the market that the holders of a large number of our shares intend to sell such shares, could reduce the market price of our common stock, which would impair our ability to raise future capital through the sale of additional equity securities. A substantial number of the outstanding shares of our common stock are, and the shares of common stock and warrants sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act. We had outstanding 5,487,029 shares of common stock as of September 30, 2017, of which approximately 1,037,089 shares are restricted securities that may be sold only in accordance with the resale restrictions under Rule 144 of the Securities Act. In addition, as of September 30, 2017, we had outstanding options to purchase 932,833 shares of common stock and warrants to purchase 292,753 shares of common stock that, if exercised, will result in these additional shares becoming available for sale. As of September 30, 2017, there were also 38,656 shares of our common stock reserved for future grant or issuance under our 2013 Stock Incentive Plan.

Upon the completion of this offering, approximately 787,469 shares of our outstanding common stock beneficially owned by our executive officers, directors and certain of our other existing stockholders will be subject to lock-up agreements with the underwriters of this offering that restrict the sale of shares of our common stock by those parties for a period of 90 days after the date of this prospectus supplement. However, except for any shares and warrants that may be purchased by Mr. Blickenstaff as described in more detail below, all of the shares and warrants sold in this offering and the remaining shares of our common stock outstanding prior to this offering (which include certain shares that are held by our affiliates) will not be subject to lock-up agreements with the underwriters and, except to the extent such shares or warrants are held by our affiliates, will be freely tradable without restriction under the Securities Act. In addition, following the expiration of the 90-day lock up period referenced above, certain holders of shares of our common stock will have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. In addition, these holders are entitled to piggyback registration rights with respect to the registration under the Securities Act of shares of our common stock. Shares of common stock registered under these registration statements can be freely sold in the public market. In the event registration rights are exercised and a large number of shares of common stock are sold in the public market, those sales could reduce the trading price of our common stock.

In addition, Kim D. Blickenstaff, our President and Chief Executive Officer, has indicated an interest in purchasing up to $1,000,000 in shares of our common stock and warrants in this offering at the public offering price. These shares and warrants will be subject to the lock-up agreement described above.

In the future, we may issue additional securities if we need to raise more capital. For example, we previously announced an up to $15 million “at-the-market” public offering of shares of our common stock, which we have temporarily suspended in contemplation of this offering. Prior to this offering, we had sold approximately $4.3 million of shares of common stock pursuant to our ATM offering and, accordingly, we may sell up to an additional of approximately $10.7 million shares of common stock in our ATM offering, subject to the terms of our lock-up agreement with the underwriters. The number of new shares of our common stock issued in connection with raising additional capital could constitute a material portion of the then-outstanding shares of our common stock.

If you purchase our common stock and related warrants in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The combined offering price of shares of our common stock and related warrants is substantially higher than the pro forma net tangible book value per outstanding share of our common stock. You will incur immediate and substantial dilution of $4.03 per share, representing the difference between the combined public offering price and our pro forma net tangible book value per share as of June 30, 2017, based on the sale of 4,630,000 shares of common stock, Series A warrants to purchase 4,630,000 shares of common stock and Series B warrants to purchase 4,630,000 shares of common stock at a combined public offering price per share of common stock and related warrants of $3.20, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. As a result of the dilution to investors purchasing shares and warrants in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of liquidation.

We do not intend to pay cash dividends.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, pursuant to our Term Loan Agreement with Capital Royalty Partners, we are precluded from paying any cash dividends. Accordingly, you may have to sell some or all of your shares of our common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell their shares of our common stock and may lose the entire amount of your investment.

There is no public market for the warrants to purchase shares of our common stock being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active market, we expect the liquidity of the warrants will be limited.

Holders of our warrants will generally not have rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

Except as set forth in the warrants, holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will generally not have rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Due to the speculative nature of warrants, there is no guarantee that it will ever be profitable for investors in the offering to exercise their warrants.

Investors in this offering may exercise their right to acquire the shares of common stock underlying their Series A warrants at any time after the date of issuance by paying an exercise price of $3.50 per share (which is equal to 100% of the public offering price of the shares being offered pursuant to this prospectus), prior to their expiration on the date that is five years from the date of issuance, after which date any unexercised Series A warrants will expire and have no further value. Investors in this offering may exercise their right to acquire the shares of common stock underlying their Series B warrants at any time after the date of issuance by paying an exercise price of $3.50 per share (which is equal to 100% of the public offering price of the shares being offered pursuant to this prospectus), prior to their expiration on the date that is six months from the date of issuance, after which date any unexercised Series B warrants will expire and have no further value. There can be no assurance that the market price of our common stock will ever equal or exceed the exercise price of the warrants, and, consequently, whether it will ever be profitable for investors to exercise their warrants.

Significant holders or beneficial holders of our common stock may not be permitted to exercise warrants that they hold.

The terms of the warrants offered hereby prohibit a holder from exercising its warrants if doing so would result in such holder (together with such holder's affiliates) beneficially owning more than 4.99% (which threshold may be decreased or increased, but not above 9.99%, at the election of the holder upon prior written notice to us) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. As a result, you may not be able to exercise your warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance, you could seek to sell your warrants to realize value, but you may be unable to do so.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders and warrant holders may not agree with or that do not yield a favorable return. We intend to use the net proceeds of this offering for working capital and other general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this prospectus, other than statements of historical fact, are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to such statements. In particular, forward-looking statements included or incorporated by reference in this prospectus relate to, among other things, our future or assumed financial condition (including our ability to continue as a going concern), results of operations, liquidity, business forecasts and plans, research and product development plans, manufacturing plans, strategic plans and objectives, capital needs and financing plans, product launches, regulatory approvals, the impact of changes in the competitive environment, and the application of accounting guidance. For example, under “Prospectus Supplement Summary—Preliminary Third Quarter Financial Results,” we have included certain preliminary estimates of our financial results for the three months ended September 30, 2017, and under “Prospectus Supplement Summary—Trends Impacting Fourth Quarter Financial Results,” we discuss certain expectations regarding our financial results for the three months ended December 30, 2017. We caution you that the foregoing list may not include all of the forward-looking statements made in this prospectus.

Our forward-looking statements are based on our management’s current assumptions and expectations about future events and trends, which affect or may affect our business, strategy, operations or financial performance. Although we believe that these forward-looking statements are based upon reasonable assumptions, they are subject to numerous known and unknown risks and uncertainties and are made in light of information currently available to us. Our actual financial condition and results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth below in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and beginning on page 28 of the Q2 Quarterly Report, which is incorporated by reference in this prospectus, as well as in the other reports we file with the SEC. You should read this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect.

Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements speak only as of the date they were made, and, except to the extent required by law or the NASDAQ Listing Rules, we undertake no obligation to update or review any forward-looking statement because of new information, future events or other factors.

We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 4,630,000 shares of our common stock, Series A warrants to purchase 4,630,000 shares of our common stock and Series B warrants to purchase 4,630,000 shares of our common stock in this offering will be approximately $14.8 million, after deducting the underwriting discount and estimated offering expenses payable by us. In addition, we may receive an additional $32.4 million in net proceeds, assuming the subsequent exercise of all the warrants offered in this offering for cash. Because there can be no assurance that the warrants will be exercised for cash, the net proceeds to us from this offering are not presently determinable and may be substantially less than the amounts set forth above.

We intend to use the net proceeds from this offering, including any net proceeds to us from the exercise of warrants, for working capital and other general corporate purposes.

Our expected use of the net proceeds from this offering is based upon our present plans and business condition. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of proceeds will vary depending on numerous factors, including the factors described in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement. As a result, management will retain broad discretion over the allocation of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

Pending the use of the net proceeds of this offering, we intend to invest the net proceeds in high-quality, short-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

 General

Our authorized capital stock consists of 100,000,000 shares of our common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of September 30, 2017, there were 5,487,029 shares of our common stock outstanding, and there were no shares of our preferred stock outstanding.

Common Stock

Our common stock is traded on the NASDAQ Global Market under the symbol “TNDM”. On October 12, 2017, the last reported sale price of our common stock on the NASDAQ Global Market was $4.68 per share.

On June 14, 2017, we received notice that we had failed to meet the NASDAQ minimum closing bid price requirement of $1.00 per share for 30 consecutive business days, which could subject our common stock to delisting. For more information, see “Risk Factors – Risks Related to our Common Stock – If we are unable to comply with certain continued listing requirements of NASDAQ, our common stock would be delisted from NASDAQ.*” in the Q2 Quarterly Report, which is incorporated herein by reference.

The material terms of our common stock are described under the heading “Description of Capital Stock” in the accompanying prospectus.

Warrants Previously Issued

As of September 30, 2017, we had outstanding warrants to purchase 292,753 shares of common stock, having exercise prices ranging from $23.50 to $73.73 per share and expiration dates ranging from 2021 to 2027. Those warrants are not related to the registration statement of which this prospectus forms a part, and the shares issued to the holders of those warrants upon exercise will not be issued pursuant to this prospectus or the registration statement.

Warrants to be Issued in this Offering

Each share of our common stock that is being offered and sold pursuant to this prospectus, is being sold together with a Series A warrant to purchase 4,630,000 shares of our common stock and a Series B warrant to purchase 4,630,000 shares of our common stock. The shares of our common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering. The shares of our common stock issuable from time to time upon exercise of the warrants are also being offered pursuant to this prospectus.

The following description summarizes the material terms and provisions of the warrants that we are offering pursuant to this prospectus.

Number of Warrants

We are offering Series A warrants to purchase up to 4,630,000 shares of our common stock and Series B warrants to purchase up to 4,630,000 shares of our common stock.

Exercise Price

Each Series A warrant has an exercise price of $3.50. Each Series B warrant has an exercise price of $3.50.

Term

The Series A warrants are exercisable commencing from the date of their issuance and will expire five years from the date of issuance. The Series B warrants are exercisable commencing from the date of their issuance and will expire six months from the date of issuance.

Exercisability

The warrants may be exercised, in whole or in part, by delivering to the Company a written notice of election to exercise the warrant and delivering to the Company cash payment of the exercise price, in the manner set forth in the applicable warrant agreement. The exercise price and the number of shares of our common stock issuable upon exercise of the warrants is subject to adjustment in the event of certain subdivisions and combinations, including by any stock split or reverse stock split, stock dividend, recapitalization or otherwise. In addition, the Company has the right at any time during the term of the warrants to reduce the then-existing exercise price to any amount and for any period of time deemed appropriate by our board of directors.

Cashless Exercise

If, at any time during the term of the warrants, the issuance of shares of our common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. Shares issued pursuant to a cashless exercise would be issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, and thus the shares of common stock issued upon such cashless exercise would take on the characteristics of the warrants being exercised, including, for purposes of Rule 144(d) promulgated under the Securities Act, a holding period beginning from the original issuance date of the warrants.

Transferability

Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. However, as of the date of this prospectus supplement there is no established trading market for the warrants and it is not expected that a trading market for the warrants will develop in the future.

Listing

We do not intend to apply for the listing of the warrants on any national securities exchange or other trading market.

Rights as a Stockholder

Except as set forth in the warrants or by virtue of such holders’ ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise the warrants.

Limitations on Exercise:

Except as described below, the exercise of the warrants may be limited in certain circumstances if, after giving effect to such exercise, the holder or any of its affiliates would beneficially own (as determined in accordance with the terms of the warrants) more than 4.99% (which threshold may be decreased or increased, but not above 9.99%, at the election of the holder upon prior written notice to us) of our outstanding common stock immediately after giving effect to the exercise.

In addition, Kim D. Blickenstaff, our President and Chief Executive Officer, has indicated an interest in purchasing up to $1,000,000 in shares of our common stock and warrants in this offering at the public offering price. These warrants will not be subject to the limitations on exercise described above.

Purchase Rights

If at any time prior to the expiration of the warrants the Company grants, issues or sells any purchase rights (including options, convertible securities or rights to purchase stock, warrants, securities or other property) pro rata to the record holders of our common stock, each warrant holder will be entitled to acquire the aggregate purchase rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon exercise of his or her warrant. The holder’s participation in any such purchase right is subject to the beneficial ownership limitations described above.

Fundamental Transactions

In the event of a fundamental transaction, as described in the warrants and generally including any merger or consolidation with or into another entity, the holders of the warrants shall have the right to exercise the warrant concurrent with the closing of the fundamental transaction and receive, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such fundamental transaction if it had been, immediately prior to such fundamental transaction, the holder of shares of common stock issuable upon exercise in full of the warrant. In addition, in certain circumstances as described in the warrant, the holder will have the right to require us to repurchase their warrants at their fair value using the Black Scholes option pricing formula.

Dividends and Other Distributions

If we declare or make any dividend or other distribution of our assets to holders of shares of our common stock (including any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets), then, subject to certain limitation on exercise described in the warrants, each holder of a warrant shall receive the distributed assets that such holder would have been entitled to receive in the distribution had the holder exercised the warrant immediately prior to the record date for the distribution.

The foregoing summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and is qualified in its entirety by the provisions of the warrant agreements governing the terms of the warrants, the forms of which will be filed as exhibits to a Current Report on Form 8-K that we will file in connection with this offering. Prospective investors should carefully review the terms and provisions of the warrant agreements and forms of the warrants for a complete description of the terms and conditions of the warrants.

Price Range of Common Stock

The following table sets forth, for the periods indicated, the high and low intraday sale prices of our common stock as reported by the NASDAQ Global Market.

	Price Range
	High	Low
Year Ended December 31, 2017:
First Quarter	$30.00	$11.00
Second Quarter	$13.00	$7.60
Third Quarter	$12.20	$3.90

Year Ended December 31, 2016:
First Quarter	$118.00	$65.90
Second Quarter	$113.00	$64.80
Third Quarter	$88.10	$60.40
Fourth Quarter	$81.00	$16.00

Year Ended December 31, 2015:
First Quarter	$142.70	$115.00
Second Quarter	$141.90	$105.40
Third Quarter	$134.80	$85.20
Fourth Quarter	$124.80	$72.60

Holders

As of September 30, 2017, there were approximately 71 holders of record of our common stock. The actual number of common stockholders is greater than the number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Reverse Stock Split

On October 9, 2017, we filed an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-10.

The share amounts, exercise prices and other amounts set forth in this prospectus supplement have been adjusted to reflect the impact of the reverse stock split.

Additional information about the reverse stock split is described under the heading “Prospectus Supplement Summary – Recent Developments”.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We have no current plans to declare or pay any dividends and intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business. Any future decision to pay dividends will be made by our board of directors in its sole discretion and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant in its informed business judgment. In addition, the terms of our Term Loan Agreement with Capital Royalty Partners restrict our ability to pay cash dividends.

DILUTION

If you invest in our common stock and warrants in this offering, your ownership interest will be diluted to the extent of the difference between the combined offering price per share of our common stock and related warrants in this offering and the pro forma net tangible book value per share of our common stock upon completion of this offering, assuming no value is attributed to the warrants, and such warrants are accounted for and classified as equity. Our historical net tangible book value (deficit) as of June 30, 2017 was $(19.9) million, or $(3.96) per share of our common stock. Historical net tangible book value (deficit) per share is determined by dividing the number of our outstanding shares of common stock by our total tangible assets (total assets less intangible assets) less total liabilities.

Investors purchasing in this offering will incur immediate and substantial dilution. After giving effect to the sale of 4,630,000 shares of common stock and warrants offered in this offering at a combined offering price of $3.50 per share and related warrants, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2017, would have been $(5.1) million, or $(0.53) per share of our common stock. This represents an immediate increase in net tangible book value of $3.43 per share to existing stockholders, and an immediate dilution of $4.03 per share to investors purchasing in this offering.

The following table illustrates this dilution on a per share basis:

Public offering price per share and related warrants		$3.50
Net tangible book value per share as of June 30, 2017	$(3.96)
Increase in as adjusted net tangible book value per share attributable to this offering	$3.43
Pro forma net tangible book value per share after this offering		$(0.53)
Dilution per share to new investors purchasing in this offering		$4.03

The number of shares of common stock to be outstanding after this offering is based on 5,022,923 shares of common stock outstanding as of June 30, 2017, and excludes the following shares:

•	9,260,000 shares of common stock issuable upon exercise of the warrants issued in connection with this offering;

•	193,788 shares of common stock issuable upon exercise of warrants issued to Capital Royalty Partners on March 7, 2017 at an exercise price of $23.50 per share;

•

98,965 shares of common stock issuable upon exercise of previously issued warrants, excluding the Capital Royalty Partners warrants, as of June 30, 2017, at a weighted average exercise price of $73.73 per share;

•

152,322 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock under our 2006 Stock Incentive Plan, or the 2006 Plan, as of June 30, 2017 at a weighted average exercise price of $24.31 per share (of which options to acquire 151,465 shares of common stock are vested as of June 30, 2017); and

•

780,687 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock under our 2013 Stock Incentive Plan, or the 2013 Plan, as of June 30, 2017, at a weighted average exercise price of $77.15 per share (of which options to acquire 288,781 shares of common stock are vested as of June 30, 2017) and 39,690 shares that are reserved for future issuance under the 2013 Plan as of June 30, 2017.

In addition, for purposes of the above presentation, we have assumed that no options, warrants or shares of common stock were issued or granted after June 30, 2017 and no outstanding warrants or options were exercised after June 30, 2017. As a result, the 464,108 shares of common stock that we issued pursuant to our ATM offering are not included in the presentation above.

Our warrant holders and option holders may exercise their respective warrants and options in the future or we may make future equity grants under the above-referenced plans. In addition, we may choose to raise additional capital through the sale of common stock, or securities exercisable for or convertible into common stock. To the extent any of these warrants or options are exercised, any new equity awards are issued under the plans, we issue additional shares of common stock (or securities exercisable for or convertible into common stock) in the future, or any of the warrants sold in this offering are exercised, there will be further dilution to investors purchasing in this offering.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF COMMON STOCK AND WARRANTS

The following is a description of certain U.S. federal income and estate tax considerations related to the purchase, ownership and disposition of our common stock and warrants that are applicable to U.S. and non-U.S. holders (defined below).

This summary:

•

is based on the Code, U.S. federal tax regulations promulgated or proposed under it, or Treasury Regulations, judicial authority and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, each as of the date of this prospectus and each of which are subject to change at any time, possibly with retroactive effect;

•	is applicable only to holders who hold the shares and warrants as “capital assets” within the meaning of section 1221 of the Code;

•	does not discuss the applicability of any U.S. state or local taxes, non-U.S. taxes or any other U.S. federal tax except for U.S. federal income tax; and

•

does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, including alternative minimum tax considerations, or who are subject to special treatment under U.S. federal income tax laws, including but not limited to:

o	certain former citizens and long-term residents of the United States;
o	banks, financial institutions, or “financial services entities”;
o	insurance companies;
o	tax-exempt organizations;
o	tax-qualified retirement and pension plans;
o	brokers, dealers or traders in securities, commodities or currencies;
o	persons subject to the alternative minimum tax;
o	persons that own or have owned more than 5% of our common stock;
o	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
o	investors holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” or other risk-reduction transaction;
o	investors who are an integral part or controlled entity of a foreign sovereign, partnerships or other pass-through entities;
o	real estate investment trusts and regulated investment companies; and
o	“controlled foreign corporations” and “passive foreign investment companies.”

This description constitutes neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of our common stock and warrants, including the application to their particular situations of any U.S. federal, state, local and non-U.S. tax laws and of any applicable income tax treaty.

Certain U.S. Federal Income Tax Considerations Applicable to U.S. Holders

U.S. Holder Defined

For purposes of this discussion, a U.S. holder is a beneficial owner of our common stock and warrants that is a “U.S. person” for U.S. federal income tax purposes. A “U.S person” is any of the following:

•	a citizen or resident of the United States for U.S. federal income tax purposes;
•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock and warrants, then the U.S. federal income tax treatment of a partner in that partnership, including a partner that is a U.S. person, generally will depend on the status of the partner and the partnership’s activities. Partners and partnerships should consult their own tax advisors with regard to the U.S. federal income tax treatment of an investment in our common stock and warrants.

Allocation of Purchase Price and Characterization of Common Stock and Warrants

The acquisition of the common stock and warrants should be treated for U.S. federal income tax purposes as the acquisition of one share of common stock and one warrant. We intend to treat the acquisition in this manner and assume that you will adopt such treatment for applicable tax purposes. For U.S. federal income tax purposes, each purchaser must allocate the purchase price paid by such holder between the common stock and the warrants based on the relative fair market value of each at the time of issuance. The price allocated to the common stock and the warrants should constitute the shareholder’s initial tax basis in such share or warrant.

The foregoing treatment of the common stock and warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the common stock and warrants, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its tax advisors regarding the tax consequences of an investment in the common stock and warrants. The balance of this discussion assumes that the characterization of the common stock and warrants described above is respected for U.S. federal income tax purposes.

Distributions to U.S. Holders

Distributions of cash or property, if any, paid to a U.S. holder of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions made on our common stock that are treated as dividends generally will be included in your income as ordinary dividend income. With respect to noncorporate taxpayers, such dividends are generally taxed at reduced rates provided certain holding period requirements are satisfied.

Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described under the section titled “—Sale or Taxable Disposition of Common Stock and Warrants by U.S. Holders” below.

Sale or Taxable Disposition of Common Stock and Warrants by U.S. Holders

A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our common stock or warrants. Upon the sale, exchange or disposition of our common stock or warrants, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock or warrants. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock or warrants is more than one year at the time of the sale, exchange or disposition. Long-term capital gains recognized by certain noncorporate taxpayers will generally be subject to reduced rates of U.S. federal income tax. See “Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s tax basis in the common stock acquired pursuant to the exercise of a warrant. The deductibility of capital losses is subject to limitations.

Redemption of Common Stock

In the event that a U.S. Holder’s common stock is redeemed or if we purchase a U.S. Holder’s common stock in an open market transaction (referred to herein as a redemption), the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale of the common stock under Section 302 of the Code. If the redemption qualifies as a sale of the common stock, the U.S. Holder will be treated as described under “Sale or Taxable Disposition of Common Stock and Warrants by U.S. Holders” above. If the redemption does not qualify as a sale of the common stock, the U.S. Holder will be treated as receiving a distribution with the tax consequences described above under “Distributions to U.S. Holders.” Whether a redemption qualifies for sale treatment will depend largely on the total number of our shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder described in the following paragraph) relative to all of our shares outstanding both before and after such redemption. A redemption of common stock generally will be treated as a sale of the common stock (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only our shares actually owned by the U.S. Holder, but also our shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of the common stock must, among other requirements, be less than 80 percent of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of our shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of our shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the common stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption by us.

If none of the foregoing tests are satisfied, then the redemption will be treated as a distribution and the tax effects will be as described under “Distributions to U.S. Holders” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by it.

Exercise or Lapse of a Warrant

A U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of common stock on the exercise of a warrant for cash. A U.S. Holder’s initial tax basis in a share of common stock received upon exercise of the warrant generally will equal the sum of the U.S. Holder’s initial investment in the warrant (that is, the portion of the U.S. Holder’s purchase price for the common stock and warrants that is allocated to the warrant, as described above under “Allocation of Purchase Price and Characterization of Common Stock and Warrants”) and the exercise price. It is unclear whether a U.S. Holder’s holding period for a share of common stock received will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

Medicare Contributions Tax

Certain U.S. holders who are individuals, estates or certain trusts must pay a 3.8% tax on the U.S. person’s “net investment income.” Net investment income generally includes, among other things, dividend income and net gains from the disposition of our common stock. A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Certain U.S. Federal Income Tax Considerations Applicable to Non-U.S. Holders

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common stock that is not a “U.S. holder” (as defined under the section titled “U.S. Holder Defined” above).

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, then the U.S. federal income tax treatment of a partner, including a partner that is a non-U.S. person, in that partnership generally will depend on the status of the partner and the partnership’s activities. Partners and partnerships should consult their own tax advisors with regard to the U.S. federal income tax treatment of an investment in our common stock.

Distributions to Non-U.S. Holders

Distributions of cash or property, if any, paid to a non-U.S. holder of our common stock will constitute “dividends” for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If the amount of a distribution exceeds both our current and accumulated earnings and profits, such excess will first constitute a nontaxable return of capital, which will reduce the holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain from the sale of our common stock and will be treated as described under the section titled “—Sale or Taxable Disposition of Common Stock by Non-U.S. Holders” below.

Subject to the following paragraphs, dividends on our common stock generally will be subject to U.S. federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then you may obtain a refund of that excess amount by timely filing a claim for refund with the IRS. Any such distributions will also be subject to the discussion below under the section titled “Foreign Account Tax Compliance Act Considerations.”

To claim the benefit of a reduced rate of or an exemption from U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required (i) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed IRS Form W-8BEN (for individuals) or W-8BEN-E (for entities) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a U.S. person or (ii) if our common stock is held through certain non-U.S. intermediaries, to satisfy the relevant certification requirements of the applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment, or a fixed base in the case of an individual non-U.S. holder, that is maintained by the non-U.S. holder in the United States) (“effectively connected dividends”) are not subject to the U.S. federal withholding tax, provided that the non-U.S. holder certifies, under penalty of perjury, that the dividends paid to such holder are effectively connected dividends on a properly executed and completed IRS Form W-8ECI (or other applicable form). Instead, any such dividends will be subject to U.S. federal income tax on a net income basis in a manner similar to that which would apply if the non-U.S. holder were a U.S. person.

Corporate non-U.S. holders who receive effectively connected dividends may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

Sale or Taxable Disposition of Common Stock or Warrants by Non-U.S. Holders

Any gain realized on the sale, exchange or other taxable disposition of our common stock or warrants generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment, or fixed base in the case of an individual non-U.S. holder, that is maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition and the non-U.S. holder’s holding period in our common stock.

A non-U.S. holder described in the first or second bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale or disposition under regular graduated U.S. federal income tax rates as if the holder were a U.S. person. If the non-U.S. holder is a corporation, then the gain may also, under certain circumstances, be subject to the “branch profits” tax, which was discussed above.

With respect to the third bullet point, although there can be no assurance, we believe we are not, have not been and will not become a “United States real property holding corporation” for U.S. federal income tax purposes. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a sale or other taxable disposition of our common stock or warrants may be subject to U.S. federal income tax, including any applicable withholding tax, if (i) the non-U.S. holder beneficially owns, or has owned, more than 5% of our common stock at any time during the applicable period or (ii) our common stock ceases to be regularly traded on an “established securities market” within the meaning of the Code. Non-U.S. holders who intend to acquire more than 5% of our common stock are encouraged to consult their tax advisors with respect to the U.S. tax consequences of a disposition of our common stock or warrants.

The U.S. federal income tax treatment of a Non-U.S. Holder’s receipt of common stock upon the exercise of a warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the receipt of a common stock on the exercise of a warrant by a U.S. Holder, as described under “U.S. Holders — Exercise or Lapse of a Warrant,” above.

Any proceeds from the disposition of our common stock or warrant will also be subject to the discussion below under the section titled “Foreign Account Tax Compliance Act Considerations.”

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of his or her death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on our common stock and the proceeds from a sale or other disposition of our common stock or warrant. Copies of information returns may be made available to the tax authorities of the country in which a non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

You may be subject to backup withholding with respect to dividends paid on our common stock or with respect to proceeds received from a disposition of the shares of our common stock or warrant. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;
•	furnish an incorrect TIN;
•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or
•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax, but rather is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act Considerations

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a U.S. federal withholding tax at a rate of 30% on payments of dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless (i) if the foreign entity is a "foreign financial institution," the foreign entity must enter into an agreement with the IRS or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, comply with the requirements of such agreement and undertake certain due diligence, reporting, withholding, and certain certification obligations, (ii) if the foreign entity is not a "foreign financial institution," the foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA.

Under applicable U.S. Treasury Regulations, withholding under FATCA applies to payments of dividends on our common stock and will apply to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2019. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their own tax advisors regarding the possible implications of these rules on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

Underwriting

We have entered into an underwriting agreement with the underwriters named below on October 13, 2017. Oppenheimer & Co. Inc. is acting as the sole book running manager and representative of the underwriters for this offering. The underwriting agreement provides for the purchase of a speciﬁc number of shares of common stock and related warrants by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a speciﬁed number of shares and related warrants, but is not responsible for the commitment of any other underwriter to purchase shares and related warrants. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We are offering the securities described in this prospectus supplement through Oppenheimer & Co. Inc. as sole book-running manager of the offering. We have entered into an underwriting agreement with the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock and the related warrants listed next to its name in the following table:

Name	Number of Shares, Series A Warrants and Series B Warrants
Oppenheimer & Co. Inc.	3,704,000
National Securities Corporation	926,000
Total	4,630,000

Each underwriter is committed to purchase all the shares of common stock and the related warrants offered by us if it purchases any such securities.

Discounts and Commissions

Each underwriter proposes to offer the shares of common stock and the related warrants directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the public offering of the securities, the offering price and other selling terms may be changed by the underwriter.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering.

	Per Share of Common Stock, Series A Warrant and Series B Warrant	Total
Public offering price	$3.5000	$16,205,000
Underwriting discount and commission	$0.2275	$1,053,325

We estimate that our expenses associated with the offering, excluding the estimated underwriting discount and commission, will be approximately $200,000. We have also agreed to pay certain reasonable and documented costs and expenses of the underwriters, including the reasonable fees and disbursements of underwriters' counsel, provided that such legal fees may not exceed $125,000.

Indemnification of Underwriters

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

No Sales of Similar Securities

Subject to certain exceptions set forth in the underwriting agreement, we, our executive officers and directors, and certain of our other existing stockholders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Oppenheimer & Co. Inc.

Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,
•	purchase any option or contract to sell any common stock,
•	grant any option, right or warrant for the sale of any common stock,
•	lend or otherwise dispose of or transfer any common stock,
•	request or demand that we file a registration statement related to the common stock, or
•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. See also “Risk Factors—Risks Related to our Common Stock, our Warrants and this Offering—Future sales, or the perception of future sales, of shares of our common stock could materially reduce the market price of our common stock.”

Kim D. Blickenstaff, our President and Chief Executive Officer, has indicated an interest in purchasing up to an aggregate of approximately $1,000,000 in shares of our common stock and warrants to purchase shares of our common stock in this offering at the public offering price. However, because an indication of interest is not a binding agreement or commitment to purchase, the underwriters could determine to sell more, less or no shares and warrants to Mr. Blickenstaff and he could determine to purchase more, less or no shares and warrants in this offering.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “TNDM.”  There is no established public trading market for the warrants and we do not expect a market to develop.

Price Stabilization

The underwriters have advised us that they do not intend to conduct any stabilization or over-allotment activities in connection with this offering.

Electronic Delivery of Preliminary Prospectus Supplement

A prospectus supplement in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus supplement in electronic format will be identical to the paper version of such preliminary prospectus supplement. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part.

Affiliations

The underwriters and their affiliates have provided in the past and may provide from time to time in the future certain commercial banking, ﬁnancial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own accounts or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the securities has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer, sell, resell, transfer or deliver directly or indirectly, any securities, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the securities or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the issuer to be in violation of the Belgian securities laws.

France

Neither this document nor any other offering material relating to the securities has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this document nor any other offering material relating to the securities has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the securities to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such securities may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

United Kingdom/Germany/Norway/The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this document may not be made in that Relevant Member State other than the offers contemplated in this prospectus in the United Kingdom, Germany, Norway and the Netherlands once this prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in the United Kingdom, Germany, Norway and the Netherlands, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)

by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication by issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Israel

In the State of Israel, the securities offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;
(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;
(c)

an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)

a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for  the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)

a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;
(h)

a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and
(j)

an entity, other than an entity formed for the purpose of purchasing securities in this offering, in which  the shareholders equity (including pursuant to foreign accounting rules, international accounting  regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the securities offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

The offering of the securities offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the securities offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this document or any other document relating to the securities offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation  No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the securities offered hereby or distribution of copies of this prospectus or any other document relating to the securities offered hereby in Italy must be made:

(a)

by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the securities offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will be made to no more than 100 persons or entities in Sweden.

Switzerland

The securities offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The issuer has not applied for a listing of the securities being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The securities being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in securities.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Stradling Yocca Carlson & Rauth, P.C., Newport Beach, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

The financial statements of Tandem Diabetes Care, Inc. at December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, have been incorporated by reference into this prospectus in reliance upon the reports of Ernst & Young LLP, independent registered public accounting firm, which reports are incorporated by reference into this prospectus (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus supplement and the accompanying prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference into this prospectus supplement and the accompanying prospectus is considered part of this prospectus supplement and the accompanying prospectus.

Information contained in this prospectus supplement and the accompanying prospectus, and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus automatically modifies and supersedes previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, to the extent the new information differs from or is inconsistent with the old information. Any statement so modified will be deemed to constitute a part of this prospectus supplement and the accompanying prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus supplement or the accompanying prospectus.

We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement, other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 8, 2017;

•	our Definitive Proxy Statements on Schedule 14A, as filed with the SEC on April 6, 2017 and July 27, 2017;

•

our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, as filed with the SEC on April 27, 2017, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, as filed with the SEC on July 27, 2017;

•

our Current Reports on Form 8-K filed with the SEC on each of February 1, 2017, March 8, 2017, March 23, 2017, March 28, 2017, May 18, 2017, June 16, 2017, July 18, 2017, July 27, 2017, August 28, 2017, September 7, 2017 and October 10, 2017; and

•

the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on November 8, 2013, as updated or amended in any amendment or report filed for such purpose.

You may request a free copy of any of the documents incorporated by reference into this prospectus. Requests should be made to:

David B. Berger, Esq.

General Counsel

Tandem Diabetes Care, Inc.

11045 Roselle Street

San Diego, California 92121

(858) 366-6900

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein, or any free writing prospectuses we may provide to you in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with any different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you.

The information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein, and in any free writing prospectuses we may provide to you in connection with this offering is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC's internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus form a part of the registration statement, but do not contain all of the information that is included in the registration statement. The registration statement contains more information regarding us and our securities, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

$125,000,000

TANDEM DIABETES CARE, INC.

Common Stock

Preferred Stock

Warrants

Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants or units having an aggregate initial offering price not exceeding $125,000,000. The warrants may be exercisable for shares of our common stock, shares of our preferred stock, and/or units.

This prospectus provides a general description of the securities we may offer. Each time we sell a particular class or series of securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference herein or therein, carefully before you invest in any of the securities offered pursuant to this prospectus.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or dealers or through a combination of these methods on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. We will describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities with respect to which this prospectus is being delivered, we will set forth in a prospectus supplement the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options. We will also set forth in a prospectus supplement the price to the public of such securities and the net proceeds that we expect to receive from such sale.

Our common stock is listed on the NASDAQ Global Market and traded under the symbol “TNDM.” On December 1, 2014, the last reported sale price for our common stock on the NASDAQ Global Market was $13.29 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS, AS WELL AS THE RISKS AND UNCERTAINTIES DESCRIBED UNDER A SIMILAR HEADING IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE HEREIN OR THEREIN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell any combination of the securities described in this prospectus in one or more offerings with an aggregate initial offering price not to exceed $125,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell any of our securities under this prospectus, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering.

We may add, update or change any of the information contained in this prospectus or in any accompanying prospectus supplement we may authorize to be delivered to you. To the extent there is a conflict between the information contained in this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. This prospectus, together with any accompanying prospectus supplement, includes all material information relating to an offering pursuant to this registration statement.

You should rely only on the information contained in this prospectus, in any accompanying prospectus supplement, or in any document incorporated by reference herein or therein. We have not authorized anyone to provide you with any different information. We take no any responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. The information contained in this prospectus, in any applicable prospectus supplement, and in the documents incorporated by reference herein or therein is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus and any accompanying prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered pursuant to this prospectus. The registration statement, including the exhibits, can be read on the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this prospectus, any accompanying prospectus supplement, or the documents incorporated by reference herein or therein, are forward looking statements.

Our forward-looking statements are based on our management’s current assumptions and expectations of future events and trends, which affect or may affect our business, strategy, operations or financial performance. Although we believe that these forward-looking statements are based upon reasonable assumptions, they are subject to numerous known and unknown risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus, may adversely and materially affect our results as indicated in forward-looking statements. You should read this prospectus, any accompanying prospectus supplement, and the documents we incorporate by reference herein and therein, completely and with the understanding that our actual future results may be materially different and worse from what we expect.

Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Forward-looking statements speak only as of the date they were made, and, except to the extent required by law or the rules of the NASDAQ Stock Market, we undertake no obligation to update or review any forward-looking statement because of new information, future events or other factors. You should, however, review the risks and uncertainties we describe in the reports we will file from time to time with the SEC, after the date of this prospectus. See the information included under the heading “Where You Can Find More Information.”

Forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the forward-looking statements discussed in this prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision.

ABOUT THE COMPANY

Business

Tandem Diabetes Care®, Inc. (the “Company”, “we”, “us” or “our”) is a medical device company with an innovative approach to the design, development and commercialization of products for people with insulin-dependent diabetes. We designed and commercialized our flagship product, the t:slim® Insulin Delivery System, or t:slim, based on our proprietary technology platform and unique consumer-focused approach. Our technology platform features our patented Micro-Delivery™ Technology, a miniaturized pumping mechanism which draws insulin from a flexible bag within the pump’s cartridge rather than relying on a syringe and plunger mechanism. It also features an easy-to-navigate software architecture, a vivid color touchscreen and a micro-USB connection that supports both a rechargeable battery and t:connect®, our data management application. Our innovative approach to product design and development is also consumer-focused and based on our extensive market research as we believe the user is the primary decision maker when purchasing an insulin pump. This research has consisted of more than 6,000 responses obtained in interviews, focus groups and online surveys, to understand what people with diabetes, their caregivers and healthcare providers are seeking in order to improve diabetes therapy management. We also apply the science of human factors to our design and development process, which seeks to optimize our devices to the intended users, allowing users to successfully operate our devices in their intended environment. Leveraging our technology platform and consumer-focused approach, we develop products to address unmet needs of people in all segments of the large and growing insulin-dependent diabetes market.

We developed t:slim to offer the specific features that people with insulin-dependent diabetes seek in a next-generation insulin pump. We designed it to have the look and feel of a modern consumer electronic device, such as a smartphone. It is the first and only insulin pump to feature a high resolution, color touchscreen. It is also the slimmest and smallest durable insulin pump currently on the market, and can easily and discreetly fit into a pocket, while still carrying a cartridge with 300 units of insulin. The touchscreen and intuitive software architecture make it easy to use, learn and teach, and to update the software without requiring any hardware changes. Similar to modern consumer electronic devices, t:slim incorporates colors, language, icons and feedback that consumers find intuitive to use. We offer a broad range of accessories allowing users to customize t:slim to their individual lifestyle and sense of style.

We have derived nearly all of our revenue from the sale of t:slim and associated supplies in the United States and expect to continue to do so until we are able to commercialize our other products that are currently under development. Other products that are currently under development include the t:slim G4™ Insulin Pump System, for which we submitted a pre-market approval, or PMA, application to the FDA in July 2014, and the t:flex™ Insulin Pump, for which we submitted a 510(k) application to the FDA in November 2014.

The t:slim G4 Insulin Pump System is designed to incorporate the same pump technology and user interface as t:slim and integrates our product platform with the DexCom, Inc®. G4® PLATINUM Continuous Glucose Monitor, or CGM. The integration provides a user the added convenience of allowing CGM information to be displayed on the pump. The t:flex Insulin Pump is also designed to include the same pump technology and user interface as t:slim, but will offer a larger, 480 unit insulin cartridge, compared to t:slim’s 300 unit cartridge.

Our headquarters and our manufacturing facility are located in San Diego, California.

Corporate Information

We were incorporated in Colorado in January 2006 and reincorporated in Delaware in January 2008. Our principal executive offices are located at 11045 Roselle Street, San Diego, California 92121. The telephone number of our principal executive office is (858) 366-6900. Our website is www.tandemdiabetes.com. The contents of our website are not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus or relied upon in connection herewith.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated by reference in this prospectus in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. For more information, see “Where You Can Find More Information.” Our business, financial condition or results of operations could be materially adversely affected, and the trading price of our securities could decline as a result of, any of these risks.

The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations.

This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see “Special Note Regarding Forward-Looking Information.”

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of our securities and from the exercise of the warrants issued pursuant hereto, if any, for working capital and other general corporate purposes. We may set forth additional information regarding the use of proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds.

Pending the use of the net proceeds, we intend to invest the net proceeds in high-quality, short-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

THE SECURITIES WE MAY OFFER

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants, and units having an aggregate initial offering price not exceeding $125,000,000. The warrants may be exercisable for shares of our common stock, shares of our preferred stock, and/or units. In this prospectus, we refer to the common stock, preferred stock, warrants and units that we may offer collectively as “securities.”

This prospectus provides a general description of the securities we may offer. Each time we sell any of our securities under this prospectus, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information in this prospectus. For more information, see “About this Prospectus.”

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our amended and restated certificate of incorporation and amended and restated bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to our previous SEC filings. For more information, see “Where You Can Find More Information.”

Common Stock

We may issue shares of our common stock from time to time. We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. As of November 30, 2014, there were 23,633,816 shares of common stock issued and outstanding.

Dividend Rights. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights. Holders of our common stock are entitled to one vote per share. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. The board of directors is divided into three classes, which are as nearly equal in number as possible. Each director is elected for a three-year term with one class being elected at each year’s annual meeting of stockholders.

No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights, and is not subject to redemption. There are no sinking fund provisions applicable to our common stock.

Conversion. Our common stock is not convertible into any other shares of our capital stock.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution, distribution of assets or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, if any, after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of claims of creditors.

Fully Paid and Non-Assessable. All of the outstanding shares of our common stock are, and the shares of our common stock issuable pursuant to this prospectus will be, fully paid and non-assessable.

Preferred Stock

As of November 30, 2014, no shares of our preferred stock were outstanding. Pursuant to the terms of our amended and restated certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further action by our stockholders. Our board of directors also can increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control or the removal of management and could adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of us by means of a tender offer, a proxy contest or otherwise, or removing incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage any person seeking to acquire control of us to first negotiate with our board of directors.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date such stockholder became an “interested stockholder.” A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did, prior to the determination of interested stockholder status, own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company not approved in advance by our board of directors.

Certificate of Incorporation and Bylaw Provisions. Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of other provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•

Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board is classified into three classes of directors. This could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

•

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by a majority of our board of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated certificate of incorporation and amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

•

Amendment. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the affirmative vote of the holders of at least 66 2/3% of our voting stock then outstanding is required to amend certain provisions.

•

Size of Board and Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors on our board of directors is fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors, and any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, will generally be filled by a majority of our board of directors then in office.

•

Issuance of Undesignated Preferred Stock. Our board of directors will have the authority, without further action by our stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. Our board of directors may utilize such shares for a variety of corporate purposes.

•

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

NASDAQ Global Market

Our common stock is listed on the NASDAQ Global Market and traded under the symbol “TNDM.” On December 1, 2014, the last reported sale price for our common stock on the NASDAQ Global Market was $13.29 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The address of American Stock Transfer & Trust Company is 6201 15th Avenue, Brooklyn, NY 11219 and the telephone number is (718) 921-8200.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of common stock, shares of preferred stock, and/or units from time to time. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from those securities. If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which will be contracts between us and the holders of the warrants or an agent for the holders of the warrants. We encourage you to read the prospectus supplement that relates to any warrants we may offer, as well as the complete warrant agreement or warrant certificate that contain the terms of the warrants. If we issue warrants, the forms of warrant agreements and warrant certificates, as applicable, relating to the warrants will be filed as exhibits to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination from time to time. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. If we issue units, they will be evidenced by unit agreements or unit certificates issued under one or more unit agreements, which will be contracts between us and the holders of the units or an agent for the holders of the units. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We encourage you to read the prospectus supplement that relates to any units we may offer, as well as the complete unit agreement or unit certificate that contain the terms of the units. If we issue units, the forms of unit agreements and unit certificates, as applicable, relating to the units will be filed as exhibits to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We may sell our securities from time to time in any manner permitted by the Securities Act of 1933, as amended, or the Securities Act, including any one or more of the following ways:

•	through agents;
•	to or through underwriters;
•	to or through broker-dealers (acting as agent or principal);
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; and/or
•	directly to purchasers, through a specific bidding or auction process or otherwise.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents, underwriters or dealers;
•	the purchase price of our securities being offered and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;
•	the public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which such securities may be listed.

If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	transactions on the NASDAQ Global Market or any other organized market where the securities may be traded;
•	in the over-the-counter market;
•	in negotiated transactions; or
•	under delayed delivery contracts or other contractual commitments.

We may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may indemnify agents, underwriters and dealers against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. Agents, underwriters or dealers, or their respective affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on the NASDAQ Global Market. We may elect to list any other class or series of securities on any exchange and, in the case of our common stock, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the offered securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters, including the validity of the issuance of the securities offered by this prospectus, will be passed upon for us by Stradling Yocca Carlson & Rauth, P.C., Newport Beach, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference into this prospectus is considered part of this prospectus.

Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically modifies and supersedes previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any additional documents that we may file in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any documents filed after the date of the initial registration statement of which this prospectus is a part until the offering of the security covered by this prospectus has been completed, other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 6, 2014;
•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 8, 2014;
•

our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2014, as filed with the SEC on May 6, 2014, for the fiscal quarter ended June 30, 2014, as filed with the SEC on July 31, 2014 and for the fiscal quarter ended September 30, 2014, as filed with the SEC on November 6, 2014;

•	our Current Reports on Form 8-K as filed with the SEC on each of January 10, 2014, January 21, 2014, February 7, 2014, March 6, 2014, April 9, 2014, May 23, 2014 and June 20, 2014, and;
•

the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on November 8, 2013, as updated or amended in any amendment or report filed for such purpose.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon oral or written request, a copy of any document incorporated by reference. Requests should be made to:

David B. Berger, Esq.

General Counsel

Tandem Diabetes Care, Inc.

11045 Roselle Street

San Diego, California 92121

(858) 366-6900

You should rely only on the information contained in this prospectus, in any accompanying prospectus supplement, or in any document incorporated by reference herein or therein. We have not authorized anyone to provide you with any different information. We take no any responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. The information contained in this prospectus, in any applicable prospectus supplement, and in the documents incorporated by reference herein or therein is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC's internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

This prospectus is part of a registration statement that we filed with the SEC. As permitted by SEC rules, this prospectus and any accompanying prospectus supplement that we may file, which form a part of the registration statement, do not contain all of the information that is included in the registration statement. The registration statement contains more information regarding us and our securities, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

4,630,000 SHARES OF COMMON STOCK

SERIES A WARRANTS TO PURCHASE 4,630,000 SHARES OF COMMON STOCK

SERIES B WARRANTS TO PURCHASE 4,630,000 SHARES OF COMMON STOCK

TANDEM DIABETES CARE, INC.

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Oppenheimer & Co.

Co-Manager

National Securities Corporation

October 13, 2017